Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218021

PROSPECTUS

Sigma Labs, Inc.

434,877 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 434,877 shares of our common stock by some of our stockholders, referred to in this prospectus as the “selling stockholders.” As described in more detail in this prospectus under “Prospectus Summary - The Offering,” the number of shares offered for sale by the selling stockholders consists of (i) 242,131 shares of our common stock currently issuable upon the conversion of our secured convertible promissory note (the “Notes”) held by the selling stockholders, (ii) 84,746 shares of our common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon conversion of the Notes in the event that the price-based anti-dilution provisions of the Notes are triggered, (iii) 80,000 shares of common stock currently issuable upon the exercise of our common stock purchase warrants (the “Warrants”) held by the selling stockholders, and (iv) 28,000 shares of common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon exercise of the Warrants in the event that the price-based anti-dilution provisions of the Warrants are triggered.

For a list of the selling stockholders, please see “Selling Stockholders.” The selling stockholders may sell these shares from time to time in the principal market on which our common stock is traded at the prevailing market price, in negotiated transactions, or through any other means described in the section titled “Plan of Distribution.” The selling stockholders may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, of the shares of common stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholders that are covered by this prospectus. However, we will receive payment of the exercise price upon any exercise of the Warrants to the extent exercised on a cash basis, and any such proceeds we receive will be used for general corporate purposes and for working capital.

The shares are being registered to permit the selling stockholders, or their respective pledgees, donees, transferees or other successors-in-interest, to sell the shares from time to time in the public market. We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell some, all or none of the securities offered by this prospectus.

Our common stock is traded on The NASDAQ Capital Market under the symbol “SGLB.” On May 11, 2017, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $2.73.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 6 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 18, 2017

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed on behalf of the selling stockholders with the Securities and Exchange Commission (the “SEC”) to permit the selling stockholders to sell the shares described in this prospectus in one or more transactions. The selling stockholders and the plan of distribution of the shares being offered by them are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.”

You should rely only on the information that is contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The shares of common stock offered by this prospectus are not being offered in any jurisdiction where the offer or sale of such common stock is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus regardless of the date of delivery of this prospectus or any sale of the common stock offered by this prospectus. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information about us contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. This prospectus includes information about the common stock being offered by the selling stockholders, as well as information regarding our business and industry and detailed financial data. You should read the entire prospectus before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

A 1-for-100 reverse stock split of our common stock was effected on March 17, 2016, and a 1-for-2 reverse stock split of our common stock was effected on February 14, 2017. All share and per share amounts in this prospectus have been retroactively adjusted to give effect to these reverse stock splits.

Throughout this prospectus, the terms “Sigma,” “we,” “us,” “our,” and “our company” refer to Sigma Labs, Inc., a Nevada corporation.

OUR COMPANY

Summary

Sigma is a software company that has developed quality assurance software known as PrintRite3D®, which Sigma believes solves some of the major problems that have prevented large-scale metal part production using 3D printers...real-time computer-aided inspection (CAI). GE Aviation, for example, has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce the applicable 3D printed parts. However, without companies like GE Aviation effectively being able to check each part for shape, density, strength and consistency real-time during the manufacturing process, we believe that such companies will not be able to adequately address the major problems currently preventing large-scale metal 3D production. We believe that our software, which is positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the specifications of the computer file as it is being made. We enable 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production, our PrintRite3D® software could fundamentally redefine conventional QA by embedding quality assurance and process control into the manufacturing process in real time. We have filed patent applications directed to our In-Process Quality Assurance™ (“IPQA®”) procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their advanced manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and stronger parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”).

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to real parts. 3D printing has been applied to the manufacture of plastic parts for several years. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on quality and precision manufacturing for high-tolerance parts. We believe the on-going success of 3D printing for metal parts will be highly dependent upon the quality assurance procedure used such as our PrintRite3D® methodology.

About Quality Assurance in 3D Printing

Current methods for providing quality are cost prohibitive because approximately 25% of parts produced by 3D printing need to be destroyed in the post-production quality control process. Additional costs are incurred by using non-traditional x-ray scanning technology on these parts. We offer our clients the ability to use real-time sensors to track each layer, and our software continuously analyzes the part so that when it is finished we know if it is production quality. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers, on an exclusive basis, product guarantees and assurances that its product was produced in compliance with stringent quality requirements. Initial orders have been received from GE Aviation, Honeywell Aerospace, Aeroject Rocketdyne, Woodward, Siemens and Pratt & Whitney.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a computer aided design “(CAD)” model of the part into the Cloud shown in “A” in Figure 1. Next, computer aided engineering (“CAE”) and/or computer aided manufacturing (”CAM”) instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam, or other energy source, focused onto the build platform melts each successive layer of powder in 20-50 micron increments. Our CAI sensors (see “C” in Figure 1) detect, record, analyze and compare the part as it is being made layer-by-layer against the CAD specifications and physical reference points for quality assurance during the manufacturing. Our software certifies the shape, strength, and internal density of each part, which eliminates the need to: (1) destroy a large percentage of the parts during process validation and in post-production quality assurance; and (2) retain all of the metal as opposed to cutting pieces and wasting metal.

Our PrintRite3D® CAI web-based software (see “D” in Figure 1) is being designed to reside in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D® SENSORPAK™ (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D® SENSORPAK™, is an IIoT-enabled edge computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® CAI software, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Corporate
(F)
Plant Site
Engineering / QA
(D)
Sigma PR3D Global CLOUD
or Private/Gov CLOUD
Sigma Apps
PR3DInspect
PR3DContour
PR3DAnalytics
Server
(A)
Build and QA Metrics
Layered security
(E)
Plant Site
Plant Site
Shop
MB
GB
(B)
ooo
(C)
Sigma SMART
SENSORPAKs
AM Machines
KB
Shop
Shop

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Business Activities and Industry Applications

Our principal business activities include the continued development and commercialization of our PrintRite3D® suite of software applications, with our main focus currently on the 3DP and the AM industry as well as making operational the contract additive manufacturing business for metal 3DP. Our strategy is to continue to leverage our advanced manufacturing knowledge, experience and capabilities through the following means:

•Identify, develop and commercialize our quality assurance software Apps for advanced manufacturing technologies designed to assure part quality in real time as the part is being made and improve process control practices for a variety of industries;

•Provide manufacturing process engineering consulting services in respect of our PrintRite3D® CAI quality assurance software Apps for advanced manufacturing to customers that have needs in developing next-generation technologies for advanced manufacturing technologies; and

•Build and run a contract manufacturing division for metal 3DP beginning with our EOS M290 state-of-the-art metal printer.

We are presently engaged in the following industry sectors:

•Aerospace and defense manufacturing; and

•Energy and power generation.

We also seek to be engaged in the following industry sectors and have begun to develop relationships with leading manufacturers in each such sector:

•Bio-medical manufacturing;

•Automotive manufacturing; and

•Other markets such as firearms and recreational equipment.

We generate revenues through PrintRite3D® hardware and sensor sales and CAI software licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. Additionally, we generate revenues from our contract manufacturing activities in metal AM. By running a contract AM services operation, we are able to understand the current needs of our customers and where they are going with their next-generation product development efforts. Contract AM further allows us a means for continuing/self-funding our IPQA®-enabled R&D and product development activities for PrintRite3D® CAI software. We provide our AM contract manufacturing services to customers in the form of Quality as a Service (“QaaS”). Starting with our PrintRite3D® cloud-based SaaS model, customers will contract with us for CAE, CAM and CAI services to generate and establish a digital quality record (“DQR”) for AM built parts. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data.

In late 2015, we launched two programs − an Early Adopter Program (“EAP”) and an Original Equipment Manufacturer (“OEM”) Partner Program −designed to broaden our market presence and speed adoption of our PrintRite3D® technology. The EAP was designed to attract end user customers who have an existing, installed base of 3D metal printers and to offer them incentivized pricing in return for feedback on initial and beta releases of our PrintRite3D® software Apps. Our OEM Partner Program was specifically designed for AM machine manufacturers seeking to embed our PrintRite3D® quality assurance software Apps directly into their machines for customers purchasing a turnkey solution for their new AM machine purchases.

We possess the resident expertise to provide manufacturing materials and process (M&P) engineering services and support to companies using our PrintRite3D® software Apps for metal AM. Accordingly, in addition to our primary business focus, we intend to generate revenues by providing such manufacturing engineering services and support to businesses licensing our PrintRite3D® software Apps.

Additionally, our President and Chief Executive Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the last 32 years. Due to his work with the DOE, our President and Chief Executive Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Risks Related to Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” that follows this Prospectus Summary. You should carefully read the “Risk Factors” section before you invest in our securities. We may be unable, for many reasons, including those beyond our control, to implement our business strategy. The following is a summary of some of the principal risks that are associated with our business:

•We have a limited operating history, are not currently profitable and may never become profitable.

•We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

•Our limited operating history makes evaluation of our business difficult.

•We could incur significant damages if we are unable to adequately discharge our contractual obligations.

•Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

•We face significant competition in bidding for government contracts from large national and international organizations.

•We may not be able to effectively control and manage our growth, which would negatively impact our operations.

•We are dependent on our President and Chief Executive Officer, and other key personnel, and the loss of any of these individuals could harm our business.

•Because we have limited capital resources, we may be dependent on cash flow and payments from customers in order to meet our expense obligations.

•We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

•We may be unable to develop or commercialize new and rapidly evolving technologies.

•We may be unable to protect our intellectual property rights.

•We may be sued by third parties who claim that we have infringed their intellectual property rights.

•Our services are subject to government regulation, changes in which may have an adverse effect on us.

•Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

•A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

Corporation Information

We were incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc. We commenced our current business operations in 2010.

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our telephone number is (505) 438-2576. Our website address is www.sigmalabsinc.com, although the information on our website is not deemed to be part of this prospectus.

THE OFFERING

Common Stock offered by the selling stockholders	434,877 shares(1)

Common Stock offered by us	None

Common Stock outstanding	4,570,199 shares(2)

Common Stock to be outstanding after the offering	4,570,199 shares(2)(3)

NASDAQ Capital Market Symbol	SGLB

Use of proceeds

We will not receive any proceeds from the sale of the common stock offered hereby. However, we may receive up to a maximum of approximately $330,400 of gross proceeds from the exercise of Warrants by selling stockholders to the extent they are exercised on a cash basis, which proceeds we expect to use for general corporate purposes and for working capital. No assurances can be given that all or any portion of such Warrants will ever be exercised.

Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 6.

(1)Consists of (i) 242,131 shares of common stock currently issuable upon the conversion of the outstanding Notes, (ii) an additional 84,746 shares, representing our estimate of the maximum number of additional shares of common stock that could be issuable upon conversion of the Notes if the price-based anti-dilution provisions in the Note are triggered, (iii) 80,000 shares of common stock issuable upon the exercise of outstanding Warrants (which Warrants may be exercised at an exercise price of $4.13 per share), and (iv) an additional 28,000 shares, representing our estimate of the maximum number of additional shares of common stock that could be issuable upon exercise of the Warrants if the price-based anti-dilution provisions in the Warrants are triggered.

(2)As of May 15, 2017, and does not include (i) a total of 1,816,125 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $2.96 to $6.50 per share) and warrants (with exercise prices ranging from $4.00 to $4.13) or (ii) the 242,131 shares of common stock issuable upon the conversion of the Notes.

(3)Assumes the conversion of all of the Notes and the exercise of all of the Warrants by the selling stockholders and the sale of the shares issued upon such conversion and exercise, but does not include the 326,125 shares of common stock issuable upon the exercise of outstanding options and other warrants.

RISK FACTORS

Risks Related to Our Business

We have a limited operating history, are not currently profitable and may never become profitable.

We have incurred losses in every reporting period since we commenced business operations in 2010 and expect to continue to incur significant losses for the foreseeable future. Our net loss for the years ended December 31, 2015 and 2016 and for the three months ended March 31, 2017 was $1,696,282, $2,196,834 and $943,965, respectively. As of March 31, 2017, our accumulated deficit was $10,704,919. There is no assurance that any revenues we generate will be sufficient for us to become profitable or to maintain profitability. Our revenues for the years ended December 31, 2015 and 2016 and for the three months ended March 31, 2017 were $1,234,810, $966,422 and $150,203, respectively, and our operating expenses for those periods were $2,717,650, $3,251,486 and $1,208,810, respectively. Our current revenues are not sufficient to fund our operations. We cannot predict when, if ever, we might achieve profitability and we are not certain that we will be able to sustain profitability, if achieved. If we fail to achieve or maintain profitability, the market price of our securities is likely to be adversely affected.

We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

As of March 31, 2017, we had cash in the amount of $4,633,046. In February 2017 we closed an underwritten public offering of 1,410,000 units consisting of one share of common stock and one warrant for gross proceeds of $5,823,300. We believe that the net proceeds of approximately $5.25 million from such offering, together with our existing cash and anticipated revenues, will be sufficient to fund our operations until at least January 2019, although there is no assurance that we will not require additional financing before that time. There is no assurance that any future financing that we require to fund our operations will be available on acceptable terms, or at all. Such financing, if in the form of equity, may be highly dilutive to our existing stockholders and may otherwise include onerous terms. Such financing, if in the form of debt, may include debt covenants and repayment obligations that are onerous and that adversely affect our business operations. If adequate funds are not available to us, we may be required to delay, limit or terminate our business operations.

Our limited operating history makes evaluation of our business difficult.

We commenced business operations in 2010 and are continuing to develop our technologies and to implement our business plan. Our ability to implement a successful business plan remains unproven, and there is no assurance that we will ever generate sufficient revenues to sustain our business. Our relatively short operating history, together with the other risks discussed in this “Risk Factors” section, may make it difficult for you to evaluate our business in connection with making a decision about whether to invest in our securities.

We face the risks normally associated with a new business.

We face all of the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting new operations and efforts to develop and commercialize technologies. These uncertainties include developing our technologies and our brand name, raising capital to meet our working capital requirements and developing a customer base, among others. If we are not effective in addressing these risks, we will not be able to operate profitably in the future, and we may not have adequate working capital to meet our obligations as they become due.

Our business may be adversely affected by a global economic downturn.

Any economic downturn generally could cause a drop in government spending and business investment, which would have a material adverse effect on our business. Further, as a result of the current global economic situation, there may be a disruption or delay in performance by our third-party contractors and suppliers. If such third parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We could incur significant damages if we are unable to adequately discharge our contractual obligations.

Our failure to comply with contract requirements or to meet our clients’ performance expectations on a contract could materially and adversely affect our financial performance and our reputation. This, in turn, would impact our ability to compete for new clients and contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages under the terms of such contracts. In addition, some of our contracts require us to indemnify clients for our failure to meet performance standards and/or contain liquidated damages provisions and financial penalties related to performance failures. Although we do have liability insurance, the policy limits may not be adequate to provide protection against all such potential liabilities.

We have financial exposure on our fixed-price contracts because we are required to complete a project even if the costs exceed the revenues we generate on a fixed-price contract.

We presently provide and expect to provide services under fixed-price and performance-based arrangements. Generally, under our fixed-price contracts, we receive a specified fee regardless of our cost to perform under such contracts (compared with performance-based contracts under which we earn fees on a per-transaction basis). If we underestimate the cost to complete a contract, we will still be required to complete the work specified under such contract, which could result in a loss to us. To earn a profit on these fixed-price contracts, we must accurately estimate costs involved and assess the probability of meeting the specified objectives, realizing the expected units of work or completing individual transactions, within the contracted time period. We expect to recognize revenues on these contracts, including a portion of estimated profit, as costs are incurred.

Requests for Proposals (“RFPs”) to secure government contracts are time consuming to prepare and our ability to successfully respond to RFPs will impact our operations.

To market our services to government clients, we will likely be required to respond to Requests for Proposals (“RFPs”). To do so effectively, we must estimate accurately our cost structure for servicing a proposed contract, the time required to establish operations and likely terms of the proposals submitted by competitors. We must also assemble and submit a large volume of information within an RFP’s rigid timetable. Our ability to respond successfully to RFPs will greatly impact our business. There is no assurance that we will be awarded any contracts through the RFP process, or that our submitted RFPs will result in profitable contracts.

Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

Many of our contracts with clients contain initial or base periods of one or more years, as well as option periods typically covering more than one-half of the contract’s initial duration. However, such clients are under no obligation to exercise the option to extend the contract term. The profitability of some of our contracts could be adversely impacted if such options are not exercised and the contract term is not extended accordingly. Additionally, our contracts contain provisions permitting a client to terminate the contract on short notice, with or without cause. The unexpected termination of significant contracts could result in significant revenue shortfalls. If revenue shortfalls occur and are not offset by corresponding reductions in expenses, our business could be adversely affected. We cannot anticipate if, when or to what extent a client might terminate its contracts with us.

We are subject to government audits, and our failure to comply with applicable laws, regulations and standards could subject us to civil and criminal penalties and administrative sanctions.

The government agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, a government agency may review our performance on a contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the agency determines that we have improperly allocated costs to a specific contract, we will not be reimbursed for those costs and we will be required to refund the amount of any such costs that have been previously reimbursed. If a government audit identifies improper activities by us or we otherwise determine that these activities have occurred, we could be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any adverse determination could adversely impact our ability to bid for RFPs in one or more jurisdictions.

Unions may interfere with our ability to obtain contracts.

Our success will depend in part on our ability to win profitable contracts to administer and manage programs that may have been previously administered by government employees. Many government employees, however, belong to labor unions with considerable financial resources and lobbying networks. Unions have in the past and are likely to continue to apply political pressure on legislators and other officials seeking to outsource government programs. Union opposition may result in fewer opportunities for us to service government agencies.

We rely on our relationship with government agencies to obtain contracts, and there is no assurance that we will be able to maintain a satisfactory relationship with these agencies.

To facilitate our ability to prepare bids in response to RFPs, we expect to rely in part on establishing and maintaining relationships with officials of various government entities and agencies. These relationships will enable us to provide informal input and advice to the government entities and agencies prior to the development of an RFP. We also expect to engage marketing consultants, including lobbyists, to establish and maintain relationships with elected officials and appointed members of government agencies. The effectiveness of these consultants may be reduced or eliminated if a significant political change occurs. We may be unable to successfully manage our relationships with government entities and agencies and with elected officials and appointees and any failure to do so may adversely affect our ability to bid successfully for RFPs.

We face significant competition in bidding for government contracts from large national and international organizations.

The government contracting industry is subject to intense competition. Many of our competitors are national and international in scope and have greater resources than we do. Substantial resources could enable certain competitors to “low bid” on government RFPs or to take other measures in an effort to gain market share. In addition, we may be unable to compete for a certain large government contract because we may not be able to meet an RFP’s requirement to obtain and post a large cash performance bond. Also, in some geographic areas, we face competition from smaller consulting firms with established reputations and political relationships. There is no assurance that we will compete successfully against our existing competitors or any new competitors.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

We have operated our current line of business for approximately six years, and we expect to grow in the near future as our business develops and becomes established. If our business grows as we anticipate, it will be necessary for us to manage our expansion in an orderly fashion. Any significant growth in our activities or in the market for our services will require extension of our managerial, operational, marketing and other resources. Future growth will also impose significant additional responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Our failure to manage growth effectively may lead to operational inefficiencies that will have a negative effect on our profitability. Additionally, if our growth comes at the expense of providing quality service and generating reasonable profits, our ability to successfully bid for contracts and our profitability will be adversely affected. We cannot assure investors that we will be able to effectively manage any future growth we may experience.

Failure to obtain adequate insurance coverage could put us at risk for uninsured losses.

We currently have liability insurance. Some or all of our customers may require insurance as a requirement to conduct business with us. We may be unable to obtain or maintain adequate liability insurance on acceptable terms, if at all, and there is a risk that our insurance will not provide adequate coverage against our potential losses. Additionally, there are certain types of losses that may not be insurable at a cost that we can afford, and insurance may not be available at any cost with respect to certain losses. Claims or losses in excess of any insurance coverage we may obtain, or the lack of insurance coverage, could put us at risk of loss for any uninsured loss, which would have a material adverse effect on our business and financial condition.

We are dependent on our President and Chief Executive Officer, and other key personnel, and the loss of any of these individuals could harm our business.

We depend on Mark J. Cola, our President and Chief Executive Officer, as well as key scientific and other personnel. The loss of any of these individuals could harm our business and significantly delay or prevent the achievement of our business objectives. In addition, our delivery of services will be labor-intensive: when we are awarded a contract, we may need to quickly hire project leaders and project management personnel. The additional staff may also create a concurrent demand for increased administrative personnel. The success of our business will require that we attract, develop, motivate and retain:

•experienced and innovative executive officers;

•senior managers who have successfully managed or designed programs in the public sector; and

•information technology professionals who have designed or implemented complex information technology projects.

Innovative, experienced and technically proficient individuals are in great demand and are likely to remain a limited resource. We may be unable to continue to attract and retain desirable executive officers, senior managers, and technology professionals. Our inability to hire sufficient personnel on a timely basis or the loss of significant numbers of executive officers and senior managers could adversely affect our business.

We may be dependent on cash flow and payments from customers in order to meet our expense obligations.

A number of factors may cause our revenues, cash flow and operating results to vary from quarter to quarter, including the following:

•the progression of contracts;

•the levels of revenues earned on fixed-price and performance-based contracts (including any adjustments in expectations for revenue recognition on fixed-price contracts);

•the commencement, completion or termination of contracts during any particular quarter;

•the schedules of government agencies and large multinational corporations for awarding contracts;

•the failure of our customers to fulfill their obligations under contracts with us; and

•the term of awarded contracts and potential acquisitions.

Changes in the volume of activity and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations because a significant portion of our expenses are fixed. Fixed expenses include, rent, payroll, insurance, employee benefits, taxes and other administrative costs and overhead. Moreover, we expect to incur significant operating expenses during the start-up and early stages of large contracts and typically do not receive corresponding payments in that same quarter.

We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

We may choose to grow our business by acquiring other entities. We may be unable to manage businesses that we have acquired or to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our results of operations. Moreover, business combinations involve additional risks, including:

•diversion of management’s attention;

•loss of key personnel;

•our becoming significantly leveraged as a result of the incurrence of debt to finance an acquisition;

•assumption of unanticipated legal or financial liabilities;

•unanticipated operating, accounting or management difficulties in connection with the acquired entities;

•amortization of acquired intangible assets, including goodwill; and

•dilution to existing stockholders and our earnings per share.

Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenues and earnings that we anticipated.

We may be unable to develop or commercialize new and rapidly evolving technologies.

Many of our activities involve developing products or processes that are based upon new, rapidly evolving technologies. The ability to commercialize or further develop these technologies could fail for a variety of reasons, both within and outside of our control.

We may be unable to protect our intellectual property rights.

Our success in part depends on the ability to protect our intellectual property and proprietary technology. To do so, we will be required to prosecute patent applications and maintain patents, obtain new patents and pursue trade secret and other intellectual property protection. We were awarded two U.S. patents with respect to our munitions technology. We were also awarded a U.S. patent with respect to our IPQA® technology. In addition, we filed ten foreign and U.S. patent applications pertaining to our IPQA® technology and rapid qualification of additive manufacturing for metal parts. Also, we filed a PCT patent application pertaining to the advanced dental implant technology. However, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. There can be no assurance that our program for protection of intellectual property and proprietary technology will be sufficient to protect our intellectual property and proprietary technology from competitors. Our business is also subject to the risk that our issued patents will not provide us with significant competitive advantages if, for example, a competitor were to independently develop or obtain similar or superior technologies. In addition, our issued patents may be challenged or infringed upon by third parties. The enforcement of intellectual property rights is subject to considerable uncertainty, and can be expensive and time-consuming. Patent reform laws and court decisions interpreting such laws, may create additional uncertainty around our ability to obtain and enforce patent protection. Any significant impairment of our intellectual property rights could harm our business and our ability to compete. The unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results. Proprietary trade secrets and unpatented know-how are also very important to our business, however, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information.

We may be sued by third parties who claim that we have infringed their intellectual property rights.

We may be exposed to future litigation by third parties based on claims that our research, development and commercialization activities infringe the intellectual property rights of third parties to which we do not hold licenses or other rights, or that we have misappropriated the trade secrets of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, and could place a significant strain on our financial and human resources. In addition, if successful, such claims could cause us to pay substantial damages. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Our services are subject to government regulation, changes in which may have an adverse effect on us.

Our business activities subject us to a variety of federal, state and local laws and regulations. For example, we will required to comply with applicable provisions of the International Traffic in Arms Regulations (“ITAR”), as well as other export controls and laws governing the manufacture and distribution of munitions technology. Despite the fact that we have applied for and received ITAR compliance, changes in the laws and regulations applicable to our business activities may have an adverse effect on our operations and profitability by making it more expensive and less profitable for us to do business. Additionally, the market for our services depends largely on federal and state legislative programs. These programs can be modified or amended at any time by acts of federal and state governments. Further, if additional programs are not proposed or enacted, or if previously enacted programs are challenged, repealed or invalidated, our growth strategy could be adversely impacted.

Our bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by an officer or director, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been one of our directors or officers. To the extent that our directors’ and officers’ insurance policy does not provide reimbursement for such costs, charges, expenses and other amounts, we may incur substantial expenses in satisfying our indemnification obligations.

Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

In addition to general economic conditions, market fluctuations and international risks, significant increases in operating, development and implementation costs could adversely affect us due to numerous factors, many of which are beyond our control.

A cyber incident could result in information theft, data corruption, operational disruption and/or financial loss.

Businesses have become increasingly dependent on digital technologies to conduct day-to-day operations. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. A cyber-attack could include gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption or result in denial of service on websites. We depend on digital technology, including information systems and related infrastructure, to process and record financial and operating data, and communicate with our employees and business partners. Our technologies, systems, networks, and those of our business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of our business operations. Although to date we have not experienced any losses relating to cyber-attacks, there is no assurance that we will not suffer such losses in the future. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Risks Related to Our Securities

The price of our securities could be subject to volatility related or unrelated to our operations, which could result in substantial losses for purchasers of our securities in this offering.

Between January 1, 2015 and March 31, 2017, the trading price of our common stock has ranged from a low of $0.70 to a high of $12.40, and could be subject to wide fluctuations in the future in response to various factors, some of which are beyond our control. These factors include those discussed previously in this “Risk Factors” section and others, such as:

•delays or failures in the commercialization of our current or future products and services;

•quarterly variations in our results of operations or those of our competitors;

•changes in our earnings estimates or recommendations by securities analysts or adverse publicity about us or our products or services;

•announcements by us or our competitors of new products and services, significant contracts, commercial relationships, acquisitions or capital commitments;

•adverse developments with respect to our intellectual property rights;

•commencement of litigation involving us or our competitors;

•any major changes in our board of directors or management;

•market conditions in our industry; and

•general economic conditions in the United States and abroad.

In addition, the stock market, in general, may experience broad market fluctuations, which may adversely affect the market price or liquidity of our securities.

We could be subject to securities class action litigation.

Any sudden decline in the market price of our securities could trigger securities class action lawsuits against us. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management would be diverted from our business and operations. We also could be subject to damages claims if we are found to be at fault in connection with a decline in our market price of our securities.

An active trading market in our securities may not develop, and you may therefore have difficulty selling your securities at a price that you determine is satisfactory.

Although our common stock is are listed on The NASDAQ Capital Market, our common stock trades infrequently and in low volumes. There is no assurance that an active trading market for any of our securities will develop or be sustained. If an active market for our securities does not develop or is not maintained, it may be difficult for you to sell your securities when you wish to sell them or at a price that you consider satisfactory. An inactive trading market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

There is no assurance that we will satisfy the continued listing requirements of The NASDAQ Capital Market.

Even though our common stock is listed on The NASDAQ Capital Market, we cannot assure you that we will be able to satisfy the continued listing requirements of The NASDAQ Capital Market. For example, there is no assurance that our common stock will continue to have a bid price of at least $1.00 per share, which is the minimum bid price under such continued listing requirements, or that we will be able to satisfy other quantitative continued listing requirements. If our securities are de-listed from The NASDAQ Capital Market, our stockholders could incur material adverse consequences such as reduced liquidity for their securities and reduced market prices for their securities. Following such de-listing, we could encounter increased difficulty in issuing additional securities at an attractive price, or at all, in order to fund our operations.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be lower than the price per share paid by investors in this offering.

We have broad discretion in the use of the net proceeds of our recent public offering and may not use them effectively.

We intend to use our cash for the development of our products and service and to repay our outstanding promissory notes (if and to the extent the holders thereof demand repayment). We may also use a portion of the net proceeds from our February 2017 offering to acquire other products or businesses, although we are not currently a party to an agreement regarding any such acquisition. However, our management has broad discretion in the use of cash and will have the right to use our cash in ways that differ substantially from our current plans. Management may spend our cash in ways that do not improve our results of operations or enhance the value of our securities. The failure by management to apply funds effectively could result in financial losses that could have a material and adverse effect on our business and cause the market price of our securities to decline.

We do not intend to pay dividends on our common stock, and your ability to achieve a return on your investment will depend on appreciation in the market price of our securities.

We currently intend to invest our future earnings, if any, to fund our growth and not to pay any cash dividends on our common stock. Since we do not intend to pay dividends, your ability to receive a return on your investment will depend on any future appreciation in the market price of our securities. There is no assurance that our securities will appreciate in price.

If securities or industry analysts do not publish research or reports about us, or if they issue adverse or misleading opinions regarding us or our securities, the market price of our securities and their trading volume could decline.

If we do not obtain and maintain research coverage by securities and industry analysts, the market price for our securities may be adversely affected. The market price of our securities also may decline if any analyst who covers us issues an adverse or erroneous opinion regarding us, our business model, our intellectual property or our performance. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the market price of our securities and their trading volume to decline and possibly adversely affect our ability to engage in future financings.

Our principal stockholders and management own a significant percentage of our common stock and will be able to significantly affect matters subject to stockholder approval.

Based on shares outstanding as of May 15, 2017, our executive officers, directors, holders of 5% or more of our common stock and their respective affiliates beneficially own in the aggregate approximately 16.0% of our outstanding shares of common stock. As a result of their stock ownership, these stockholders will have the ability to influence our management and policies, and are able to significantly affect the outcome of matters requiring stockholder approval such as elections of directors, amendments of our organizational documents or approvals of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. As of May 15, 2017, we have 4,570,199 outstanding shares of common stock. Sales of a large number of the shares described in the preceding sentence, or the perception that a large number of shares may be sold, could have a material adverse effect on the trading price of our common stock.

We will incur significant costs to ensure compliance with U.S. and NASDAQ reporting and corporate governance requirements.

We will incur significant costs associated with our public company reporting requirements and with applicable U.S. and NASDAQ corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC and NASDAQ. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

If we fail to maintain effective internal control over financial reporting, the market price of our securities may be adversely affected.

As a public reporting company, we are required to establish and maintain effective internal control over financial reporting. Failure to establish such internal control, or any failure of such internal control once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of our internal control over financial reporting could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting (including those weaknesses identified in our periodic reports), or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our securities.

Provisions in our articles of incorporation and bylaws could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.

Our articles of incorporation and bylaws contain provisions that could delay or prevent changes in control or changes in our management without the consent of our board of directors. These provisions include the following:

•a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•the ability of our board of directors to authorize the issuance of additional shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

•the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions could inhibit or prevent possible transactions that some stockholders may consider attractive.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “anticipate,” “predict,” or “expect” and similar expressions. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in many cases, beyond our control. Forward-looking statements are not guarantees of future performance. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors. Except as required by applicable law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise. Important factors that could cause actual results to differ materially from those reflected in our forward-looking statements include, among others:

•We have a limited operating history, are not currently profitable and may never become profitable.

•We may require additional financing in the future to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

•Our limited operating history makes evaluation of our business difficult.

•We could incur significant damages if we are unable to adequately discharge our contractual obligations.

•Some of our clients may terminate our contracts prior to completion, which could result in revenue shortfalls and reduce profitability or cause losses on contracts.

•We face significant competition in bidding for government contracts from large national and international organizations.

•We may not be able to effectively control and manage our growth, which would negatively impact our operations.

•We are dependent on our President and Chief Executive Officer, and other key personnel, and the loss of any of these individuals could harm our business.

•We may make acquisitions in the future that we are unable to effectively manage given our limited resources.

•We may be unable to develop or commercialize new and rapidly evolving technologies.

•We may be unable to protect our intellectual property rights.

•We may be sued by third parties who claim that we have infringed their intellectual property rights.

•Our services are subject to government regulation, changes in which may have an adverse effect on us.

•Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

•The price of our common stock is uncertain and volatile.

•A cyber incident could result in information theft, data corruption, operational disruption, and/or financial loss.

•We may be unable to meet the continued listing requirements of The NASDAQ Capital Market.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. We undertake no obligation, and specifically decline any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, you should refer to the section of this prospectus entitled “Risk Factors” for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. However, we will receive proceeds upon the cash exercise of the Warrants held by the selling stockholders. If all of the Warrants are exercised at the initial exercise price of $4.13 per share, then we will receive gross proceeds of approximately $330,400 to the extent the Warrants are exercised on a cash basis. Any such proceeds will be used for working capital and general corporate purposes. No assurance can be given, however, that all or any portion of such Warrants will be exercised for cash or otherwise.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares included in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Our common stock was quoted for trading on the OTCQB under the symbol “SGLB” during the preceding two fiscal years. On February 15, 2017, our common stock began trading on The Nasdaq Capital Market under the symbol “SGLB.” The following table sets forth the high and low bid prices (or, after February 15, 2017, sales price) for our common stock for the periods indicated after giving effect to our 1-for-100 reverse stock split on March 17, 2016 and our 1-for-2 reverse stock split on February 15, 2017. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2017	High Bid	Low Bid
First Quarter	$9.20	$1.40

Fiscal Year Ended December 31, 2016	High Bid	Low Bid
First Quarter	$12.00	$8.02
Second Quarter	$9.50	$4.90
Third Quarter	$6.20	$4.00
Fourth Quarter	$5.60	$1.40

Fiscal Year Ended December 31, 2015	High Bid	Low Bid
First Quarter	$9.50	$4.20
Second Quarter	$12.50	$7.00
Third Quarter	$9.60	$5.01
Fourth Quarter	$8.94	$5.00

Shareholders

As of May 15, 2017, there were approximately 538 holders of record of our common stock based on information provided by our transfer agent.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

The following table summarizes, as of March 31, 2017, (i) the number of shares of our common stock that are issuable under our equity compensation plans upon the exercise of outstanding options, warrants and other rights, (ii) the weighted-average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	326,125	$4.00	76,669

Equity compensation plans not approved by stockholders	-	-	-
Total	326,125	$4.00	76,669

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our financial statements and notes thereto that are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Summary

Sigma is a software company that has developed quality assurance software known as PrintRite3D®, which Sigma believes solves some of the major problems that have prevented large-scale metal part production using 3D printers...real-time computer-aided inspection (CAI). GE Aviation, for example, has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce the applicable 3D printed parts. However, without companies like GE Aviation effectively being able to check each part for shape, density, strength and consistency real-time during the manufacturing process, we believe that such companies will not be able to adequately address the major problems currently preventing large-scale metal 3D production. We believe that our software, which is positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the specifications of the computer file as it is being made. We enable 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production, our PrintRite3D® software could fundamentally redefine conventional QA by embedding quality assurance and process control into the manufacturing process in real time. We have filed patent applications directed to our In-Process Quality Assurance™ (“IPQA®”) procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their advanced manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and stronger parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”).

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to real parts. 3D printing has been applied to the manufacture of plastic parts for several years. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on quality and precision manufacturing for high-tolerance parts. We believe the on-going success of 3D printing for metal parts will be highly dependent upon the quality assurance procedure used such as our PrintRite3D® methodology.

About Quality Assurance in 3D Printing

Current methods for providing quality are cost prohibitive because approximately 25% of parts produced by 3D printing need to be destroyed in the post-production quality control process. Additional costs are incurred by using non-traditional x-ray scanning technology on these parts. We offer our clients the ability to use real-time sensors to track each layer, and our software continuously analyzes the part so that when it is finished we know if it is production quality. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers, on an exclusive basis, product guarantees and assurances that its product was produced in compliance with stringent quality requirements. Initial orders have been received from GE Aviation, Honeywell Aerospace, Aeroject Rocketdyne, Woodward, Siemens Pratt & Whitney, and Solar Turbines.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a CAD model of the part into the Cloud shown in “A” in Figure 1. Next, CAE/CAM instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam or other energy focused onto the build platform melts each successive layer of powder in 20-50 micron increments. Our CAI sensors (see “C” in Figure 1) detect, record, analyze and compare the part as it is being made layer-by-layer against the CAD specifications and physical reference points for quality assurance during the manufacturing. Our software certifies the shape, strength, and internal density of each part, which eliminates the need to: (1) destroy a large percentage of the parts during process validation and in post-production quality assurance; and (2) retain all of the metal as opposed to cutting pieces and wasting metal.

Our PrintRite3D® CAI web-based software (see “D” in Figure 1) is being designed to reside in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D® SENSORPAK™ (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D® SENSORPAK™, is an IIoT-enabled edge computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® CAI software, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Business Activities and Industry Applications

Our principal business activities include the continued development and commercialization of our PrintRite3D® suite of software apps, with our main focus currently on the 3DP and the AM industry as well as making operational the contract additive manufacturing business for metal 3DP. Our strategy is to continue to leverage our advanced manufacturing knowledge, experience and capabilities through the following means:

•Identify, develop and commercialize our quality assurance software Apps for advanced manufacturing technologies designed to assure part quality in real time as the part is being made and improve process control practices for a variety of industries;

•Provide manufacturing process engineering consulting services in respect of our PrintRite3D® CAI quality assurance software Apps for advanced manufacturing to customers that have needs in developing next-generation technologies for advanced manufacturing technologies; and

•Build and run a contract manufacturing division for metal 3DP beginning with our EOS M290 state-of-the-art metal printer.

We are presently engaged in the following industry sectors:

•Aerospace and defense manufacturing; and

•Energy and power generation.

We also seek to be engaged in the following industry sectors and have begun to develop relationships with leading manufacturers in each such sector:

•Bio-medical manufacturing;

•Automotive manufacturing; and

•Other markets such as firearms and recreational equipment.

We generate revenues through PrintRite3D® hardware and sensor sales and CAI software licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. Additionally, we generate revenues from our contract manufacturing activities in metal AM. By running a contract AM services operation, we are able to understand the current needs of our customers and where they are going with their next-generation product development efforts. Contract AM further allows us a means for continuing/self-funding our IPQA®-enabled R&D and product development activities for PrintRite3D® CAI software. We provide our AM contract manufacturing services to customers in the form of Quality as a Service (“QaaS”). Starting with our PrintRite3D® cloud-based SaaS model, customers will contract with us for CAE, CAM and CAI services to generate and establish a digital quality record (“DQR”) for AM built parts. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data.

In late 2015, we launched two programs − an Early Adopter Program (“EAP”) and an Original Equipment Manufacturer (“OEM”) Partner Program − designed to broaden our market presence and speed adoption of our PrintRite3D® technology. The EAP was designed to attract end user customers who have an existing, installed base of 3D metal printers and to offer them incentivized pricing in return for feedback on initial and beta releases of our PrintRite3D® software Apps. Our OEM Partner Program was specifically designed for AM machine manufacturers seeking to embed our PrintRite3D® quality assurance software Apps directly into their machines for customers purchasing a turnkey solution for their new AM machine purchases.

We possess the resident expertise to provide manufacturing materials and process (M&P) engineering services and support to companies using our PrintRite3D® software Apps for metal AM. Accordingly, in addition to our primary business focus, we intend to generate revenues by providing such manufacturing engineering services and support to businesses licensing our PrintRite3D® software Apps.

Additionally, our President and Chief Executive Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the last 32 years. Due to his work with the DOE, our President and Chief Executive Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Results of Operations

We expect to generate revenue primarily by selling and licensing our manufacturing and materials technologies to businesses that seek to improve their manufacturing production processes and/or manipulate and improve the most functional characteristics of the materials and other input components used in their business operations. We also expect to generate revenues though contract AM manufacturing using our in-house metal 3D printing capability. However, we presently make limited sales of these technologies and services, which include limited sales of non-exclusive licenses to use our PrintRite3D® technologies, including under our recently established Early Adopter Program and OEM Partner Program, as described above. Our ability to generate revenues in the future will depend on our ability to further commercialize and increase market presence of our PrintRite3D® technologies.

Three Months Ended March 31, 2017 Compared to Three Months ended March 31, 2016

During the three months ended March 31, 2017, we recognized revenue of $150,203, as compared to $358,455 in revenue that we generated during the same period in 2016. The decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016, providing three months of revenue in 2016 but no revenue in 2017, and the completion of the DARPA Phase II project in 2016, providing three months of revenue in 2016 but no revenue in 2017. We generated revenues and financed our operations during the three months ended March 31, 2017 and 2016 primarily from PrintRite3D® system sales as well engineering consulting services we provided to third parties during these periods and through sales of our common stock and debt securities. We expect that our revenue will increase in future periods as we seek to further commercialize and expand our market presence for our PrintRite3D®-related technologies, and obtain new contract manufacturing orders in connection with our EOS M290 metal printer, as well as further perform on our engineering consulting contracts for the Aerojet Rocketdyne USAF Booster Propulsion program and Honeywell Aerospace for the DARPA Period 3. Our cost of service revenue for the three months ended March 31, 2017 was $74,534 as compared to $107,582 for the same period in 2016.

Our general and administrative expenses for the three months ended March 31, 2017, were $643,795, as compared to $395,488 for the same period in 2016. Our payroll expenses for the three months ended March 31, 2017 were $290,188, as compared to $215,589 for the same period in 2016. Our expenses relating to stock-based compensation for the three months ended March 31, 2017 were $139,632 as compared to $77,551 for the same period in 2016. Our research and development expenses for the three months ended March 31, 2017 were $135,195 as compared to $39,071 for the same period in 2016.

General and administrative expenses principally include operating expenses and outside service fees, the largest component of which consists of services in connection with our obligations as an SEC reporting company, in addition to other legal, accounting, marketing and investor relations fees. The net increase in general and administrative expenses for the three months ended March 31, 2017 as compared to the same period in 2016 is principally the result of increased fees relating to our February 2017 public offering that resulted in net proceeds of approximately $5,250,000, along with our continued development of our IPQA®-enabled PrintRite3D® technologies and our related efforts to expand our services. The net increase in payroll expenses for the three months ended March 31, 2017 as compared to the same period in 2016 is principally the result of our hiring of additional software development staff to assist in acceleration of our IPQA®-enabled PrintRite3D® technologies since March 2016. The net increase in research and development expenses for the three months ended March 31, 2017 as compared to the same period in 2016 is principally the result of a reclassification of payroll expenses into R&D expenses where costs were actually being incurred. In comparing 2016 to 2017, the net difference would come out to a decrease in R&D due to the shift in operations from research and development to operations. The net increase in stock-based compensation costs is due to the fact that the majority of stock options were granted after March 31, 2016, thus more stock option vesting occurred in the first quarter of 2017 compared to the same period in 2016.

As a result of our increased operating activities, including as we seek further commercialization of our IPQA®-enabled PrintRite3D® technologies, and our increased marketing and sales efforts associated with such technologies, including with respect to our EAP and OEM Partner Program, and our contract manufacturing activities, our general and administrative expenses in the future are expected to continue to increase. Similarly, we anticipate that our payroll and non-cash compensation expenses will continue to increase as we engage more employees and other service providers to support our efforts to grow our business.

Our net loss for the three months ended March 31, 2017 increased over the prior year and totaled $943,965 as compared to $470,667 for the same period in 2016. Our revenue decreased and we experienced a larger net increase in expenses as noted above.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015.

During the fiscal year ended December 31, 2016 (“fiscal 2016”), we generated an aggregate of $966,422 in revenues, as compared to an aggregate of $1,234,810 in revenues that were generated by us during the fiscal year ended December 31, 2015 (“fiscal 2015”). The decrease in revenue was primarily due to the completion of the GEA America Makes Program in 2016, providing only three months of revenue in 2016 (but twelve months in 2015), and the completion of the DARPA Phase II project in 2016, providing only eight months of revenue in 2016 (but twelve months in 2015). We generated revenues and financed our operations in fiscal 2016 and fiscal 2015 primarily from engineering consulting services we provided to third parties during these periods and through private sales of our common stock and debt securities. We expect that our revenue will increase in future periods as we seek to further commercialize and expand our market presence for our PrintRite3D®-related technologies, and obtain new contract manufacturing orders in connection with our EOS M290, as well as further perform on our engineering consulting contracts for the GEA lead National Additive Manufacturing Innovation Institute program, and continue to provide our services under our contracts with Honeywell Aerospace for the DARPA Period 2 program.

In fiscal 2016, we generated an aggregate of $966,422 in revenue from consulting and other contracts. Specifically, we generated approximately (i) $893,791 in revenue in connection with our PrintRite3D®-enabled engineering consulting services, and (ii) $72,631 in revenue in connection with our contract manufacturing activities in metal 3DP.

In fiscal 2015, we generated an aggregate of $1,234,810 in revenue from consulting and other contracts. Specifically, we generated approximately (i) $1,164,709 in revenue in connection with our PrintRite3D®-enabled engineering consulting services, and (ii) $70,101 in revenue in connection with our contract manufacturing activities in metal 3DP.

Our other general and administrative expenses for fiscal 2016 were $1,790,096, as compared to $1,282,952 in fiscal 2015. Our payroll expenses for fiscal 2016 were $1,026,840, as compared to $585,706 for fiscal 2015. Our expenses relating to non-cash compensation for fiscal 2016 were $341,558, as compared to $518,438 for fiscal 2015. Our research and development expenses for fiscal 2016 were $92,992, as compared to $330,554 for fiscal 2015.

General and administrative expenses principally include operating expenses and outside service fees, the largest component of which consists of services in connection with our obligations as an SEC reporting company, in addition to other legal, accounting, marketing and investor relations fees. The net increase in general and administrative expenses in fiscal 2016 as compared to fiscal 2015 is principally the result of an increase in legal fees in connection with our recent public offering, increases in investor relations expenditures and consultant services along with our continued development of our IPQA®-enabled PrintRite3D® technologies and our related efforts to expand our services. The net increase in payroll expenses in fiscal 2016 as compared to fiscal 2015 is principally the result of an increase in payroll expenses from the hiring of seven additional employees. The Company incurred $341,558 of non-cash compensation expenses during 2016, $141,054 of which was the result of the amortization of the fair market value of the shares of Company common stock issued to our employees and contractors pursuant to the Company’s 2013 Equity Incentive Plan. The other $200,504 was non-cash compensation expenses due to the vesting of outstanding stock options held by our employees pursuant to the Company’s 2013 Equity Incentive Plan.

As a result of our increased operating activities, including as we seek further commercialization of our IPQA®-enabled PrintRite3D® technologies, and our increased marketing and sales efforts associated with such technologies, including with respect to our EAP and OEM Partner Program, and our contract manufacturing activities, our general and administrative expenses in the future are expected to continue to increase. Similarly, we anticipate that our payroll and non-cash compensation expenses will continue to increase as we engage more employees and other service providers to support our efforts to grow our business.

Our net loss for fiscal 2016 increased overall and totaled $2,196,834, as compared to $1,696,282 for fiscal 2015. The most significant factor in the increase in our net loss was the result of an increase in general and administrative expense of $507,144 and an increase in payroll expenses of $441,134, which were partially offset by other income of $317,132 primarily due to the change in the fair value of derivative instruments, and decreases in our stock based compensation expenses and research and development expenses.

Liquidity and Capital Resources

As of March 31, 2017, we had $4,633,046 in cash and had a working capital surplus of $4,133,817, as compared with $398,391 in cash and a working capital surplus of $110,799 as of March 31, 2016.

On February 21, 2017, we closed an underwritten public offering of our equity securities resulting in net proceeds of approximately $5,250,000, after deducting underwriting discounts and commissions and other offering expenses payable by us.

We expect to generate revenue primarily by licensing our manufacturing and materials technologies to businesses that seek to improve their manufacturing production processes and/or manipulate and improve the most functional characteristics of the materials and other input components used in their business operations. We also expect to generate revenues by providing contract AM services using our EOS M290 metal AM system. However, for the period from our inception through March 31, 2017, we generated revenue and financed our operations primarily from PrintRite3D®-enabled engineering consulting services we provided during this period and through private sales of Sigma common stock and debt securities. During the remainder of 2017, we expect to further ramp up our operations and our commercialization and marketing efforts, which will increase the amount of cash we will use in our operations.

We expect that our continued development of our IPQA®-enabled PrintRite3D® technology will enable us to further commercialize this technology for the AM metal market in the remainder of 2017. However, until commercialization of our full suite of PrintRite3D® technologies, we plan to continue funding our development activities and operating expenses by licensing our PrintRite3D® systems and supporting field services, as applicable, and providing PrintRite3D®-enabled engineering consulting services concerning our areas of expertise (materials and manufacturing quality assurance and process control technologies) and contract manufacturing for metal AM, and through the use of proceeds from sales of our securities.

Cash used in operating activities during the three months ended March 31, 2017 increased to $440,553 from $393,028 during the same period in 2016, primarily due to increases in general and administrative expenses as noted above, which were offset by the net effect of changes in accounts payable, accrued expenses and accounts receivable during the quarters. Also, there was a larger net loss during the three months ended March 31, 2017 offset by more non-cash expenses during the quarter, as compared to the same period in 2016. The Company anticipates less loss during the remainder of 2017 due to an expected increase in revenue, offset by an increase in salaries and related expenses in connection with our additional employees and potential acquisitions. Cash used in investing activities increased during the three months ended March 31, 2017 to $550,441, as compared to $60,418 during the same period in 2016, due primarily to the increase in notes receivables related to our loan to Morf3D in conjunction with our strategic alliance. Purchases during the remainder of 2017 are not expected to increase dramatically during 2017. Cash flows provided by financing activities during the three months ended March 31, 2017 increased to $5,225,649 from $0 during the same period in 2016 due to our February 2017 public offering. There were no cash flows used or provided by financing activities in 2016.

Some of our engineering consulting contracts, including the contracts from Honeywell Aerospace, Bendix King, Siemens, EOS, Solar Turbines, Pratt & Whitney and Aerojet Rocketdyne, are fixed-price contracts, for which we will receive a specified fee regardless of our cost to perform under such contract. In connection with entering into these fixed-contract consulting arrangements, we are required to estimate our costs of performance. To actually earn a profit on these contracts, we must accurately estimate costs involved and assess the probability of meeting the specified objectives, realizing the expected units of work or completing individual transactions, within the contracted time period. Accordingly, if we under-estimate the cost to complete a contract, we remain obligated to complete the work based on our initial cost estimate, which would reduce the amount of profit actually earned under the contract.

We do not have any material commitments for capital expenditures during the next twelve months. Based on the funds we have as of May 15, 2017, and the proceeds we expect to receive under our PrintRite3D®-enabled engineering consulting agreements, from selling or licensing our PrintRite3D® systems and software, sales of contract AM manufacturing for metal AM parts, and from sales of our securities, we believe that we will have sufficient funds to pay our administrative and other operating expenses through 2017. Until we are able to generate significant revenues and royalties from selling or licensing our PrintRite3D®-enabled technologies and our contact AM manufacturing services, our ability to continue to fund our liquidity and working capital needs will be dependent upon revenues from existing and future PrintRite3D®-enabled engineering consulting contracts, strategic partnerships, contract manufacturing orders in connection with our EOS M290 metal printer, and proceeds received from sales of our securities. Accordingly, we will have to obtain additional capital from the sale of additional securities or by borrowing funds from lenders to fulfill our business plans. If we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. There is no assurance that we will be successful in obtaining additional financing. Such financing, if in the form of equity, may be highly dilutive to our existing stockholders and may otherwise include onerous terms. Such financing, if in the form of debt, may include debt covenants and repayment obligations that are onerous and that adversely affect our business operations. If adequate funds are not available to us, we may be required to delay, limit or terminate our business operations If we fail to obtain sufficient funding when needed, we may be forced to delay, scale back or eliminate all or a portion of our commercialization efforts and operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported assets, liabilities, sales and expenses in the accompanying financial statements. Critical accounting policies are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. Such critical accounting policies, including the assumptions and judgments underlying them, are disclosed in Note 1 to the Financial Statements included in this prospectus. However, we do not believe that there are any alternative methods of accounting for our operations that would have a material effect on our financial statements.

BUSINESS

Summary

Sigma is a software company that has developed quality assurance software known as PrintRite3D®, which Sigma believes solves the major problems that have prevented large-scale metal part production using 3D printers...real-time computer-aided inspection (CAI). GE Aviation, for example, has stated that it plans to commit $3.5 billion by 2020 to, among other things, build a metal 3D production facility for its Leap engine and other engines to produce the applicable 3D printed parts. However, without companies like GE Aviation effectively being able to check each part for shape, density, strength and consistency real-time during the manufacturing process, we believe that such companies will not be able to address the major problems currently preventing large-scale metal 3D production. We believe that our software, which is positioned “inside” the 3D metal printer, solves these problems by assuring each part is being made to the specifications of the computer file as it is being made. We enable 3D prototyping to become 3D manufacturing. Instead of performing quality assurance (“QA”) post production, our PrintRite3D® software could fundamentally redefine conventional QA by embedding quality assurance and process control into the manufacturing process in real time. We have filed patent applications directed to our In-Process Quality Assurance™ (“IPQA®”) procedure for advanced manufacturing. In addition, we anticipate that our core PrintRite3D® software will enable our customers to combine their advanced manufacturing technologies with our 3D manufacturing QA to achieve both cost savings and stronger parts. Vertical markets that we believe would benefit from our technology and software include aerospace, defense, bio-medical, power generation, and oil & gas industries. We provide our software products to customers in the form of Software as a Service (“SaaS”).

About 3D Printing

3D printing (“3DP”) or additive manufacturing (“AM”) is changing the world by going directly from computer graphics to real parts. 3D printing has been applied to the manufacture of plastic parts for several years. 3D manufacturing of metal parts involves directing a laser or other energy source at a layer of powdered metal and melting it. These layers become melted together from the bottom up. Revenues attributable to 3D manufacturing for metal products were $88.1 million in 2015 (Wohlers Report 2016, 3D Printing and Additive Manufacturing State of the Industry – Annual Worldwide Progress Report).

The application of 3D printing to high-tolerance, precision manufactured metal parts has only recently emerged. 3D printing of metal parts today represents only a minor percentage of all 3D manufacturing. However, we believe the greatest future growth for 3D printing appears to be in metal parts given the interest and investment being made by Fortune 100 companies, Federal government laboratories and agencies as well as university-based institutions. Emphasis from these high-end manufacturers and technology leaders is strongly focused on quality and precision manufacturing for high-tolerance parts. We believe the on-going success of 3D printing for metal parts will be highly dependent upon the quality assurance procedure used such as our PrintRite3D® methodology.

About Quality Assurance in 3D Printing

Current methods for providing quality are cost prohibitive because approximately 25% of parts produced by 3D printing need to be destroyed in the post-production quality control process. Additional costs are incurred by using non-traditional x-ray scanning technology on these parts. We offer our clients the ability to use real-time sensors to track each layer, and our software continuously analyzes the part so that when it is finished we know if it is production quality. We believe our PrintRite3D® software could reduce inspection costs by a factor of 10 and development time for new parts by 50% or more.

By using PrintRite3D® software, a high-precision manufacturer would have the ability to offer its customers, on an exclusive basis, product guarantees and assurances that its product was produced in compliance with stringent quality requirements. Initial orders have been received from GE Aviation, Honeywell Aerospace, Aeroject Rocketdyne, Woodward, Siemens Pratt & Whitney, and Solar Turbines.

We believe there is potential for our PrintRite3D® software to be incorporated into a majority of 3D metal printing devices made by companies like Electro-Optical Systems (“EOS”), Additive Industries, Concept Lasers, Trumpf Lasers, Renishaw, Sentrol, Farsoon and others.

Sigma’s Cloud-Based IIoT Solutions

The process of making a 3D printed part could start with our customers loading a CAD model of the part into the Cloud shown in “A” in Figure 1. Next, CAE/CAM instructions are sent to the 3D printer (see “B”, as shown in Figure 1). Metal powder in the machine is then deposited onto the build platform where a laser beam or other energy focused onto the build platform melts each successive layer of powder in 20-50 micron increments. Our CAI sensors (see “C” in Figure 1) detect, record, analyze and compare the part as it is being made layer-by-layer against the CAD specifications and physical reference points for quality assurance during the manufacturing. Our software certifies the shape, strength, and internal density of each part, which eliminates the need to: (1) destroy a large percentage of the parts during process validation and in post-production quality assurance; and (2) retain all of the metal as opposed to cutting pieces and wasting metal.

Our PrintRite3D® CAI web-based software (see “D” in Figure 1) is being designed to reside in the Cloud (see “A” in Figure 1) of the Industrial Internet of Things (“IIoT”). We enable manufacturing engineers to assure the part quality layer-by-layer, provide for manufacturing statistical process control and harvest, aggregate, and analyze Big Data from the manufacturing real-time data collected from our PrintRite3D® SENSORPAK™ (see “C” in Figure 1), as well as post-process manufacturing data collected by our customers (see “E” in Figure 1).

Our specialized sensor suite (see “C” in Figure 1), known as PrintRite3D® SENSORPAK™, is an IIoT-enabled edge computing device. It contains the modular hardware and software necessary to connect to “cyber-physical” objects (see “B” in Figure 1) living on the manufacturing floor. It allows for bi-directional information flow between the manufacturing floor and the Cloud (see “A” in Figure 1). It starts a million-fold data reduction that finishes with our PrintRite3D® CAI software, which provides customers with product guarantees and assurances that parts were produced in compliance with stringent quality standards. It can collect, analyze, aggregate, filter, and then further communicate data from the manufacturing floor to the Cloud (see “A” in Figure 1) and enable links to other areas (see “F” in Figure 1) of the IIoT.

Figure 1. Sigma’s Industrial IoT / PrintRite3D® Cloud Architecture

Business Activities and Industry Applications

Our principal business activities include the continued development and commercialization of our PrintRite3D® suite of software apps, with our main focus currently on the 3DP and the AM industry as well as making operational the contract additive manufacturing business for metal 3DP. Our strategy is to continue to leverage our advanced manufacturing knowledge, experience and capabilities through the following means:

•Identify, develop and commercialize our quality assurance software Apps for advanced manufacturing technologies designed to assure part quality in real time as the part is being made and improve process control practices for a variety of industries;

•Provide manufacturing process engineering consulting services in respect of our PrintRite3D® CAI quality assurance software Apps for advanced manufacturing to customers that have needs in developing next-generation technologies for advanced manufacturing technologies; and

•Build and run a contract manufacturing division for metal 3DP beginning with our EOS M290 state-of-the-art metal printer.

We are presently engaged in the following industry sectors:

•Aerospace and defense manufacturing; and

•Energy and power generation.

We also seek to be engaged in the following industry sectors and have begun to develop relationships with leading manufacturers in each such sector:

•Bio-medical manufacturing;

•Automotive manufacturing; and

•Other markets such as firearms and recreational equipment.

We generate revenues through PrintRite3D® hardware and sensor sales and CAI software licensing of our PrintRite3D® technology to customers that seek to improve their manufacturing production processes, and through ongoing annual software upgrades and maintenance fees. Additionally, we generate revenues from our contract manufacturing activities in metal AM. By running a contract AM services operation, we are able to understand the current needs of our customers and where they are going with their next-generation product development efforts. Contract AM further allows us a means for continuing/self-funding our IPQA®-enabled R&D and product development activities for PrintRite3D® CAI software. We provide our AM contract manufacturing services to customers in the form of Quality as a Service (“QaaS”). Starting with our PrintRite3D® cloud-based SaaS model, customers will contract with us for CAE, CAM and CAI services to generate and establish a digital quality record (“DQR”) for AM built parts. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data.

In late 2015, we launched two programs − an Early Adopter Program (“EAP”) and an Original Equipment Manufacturer (“OEM”) Partner Program − designed to broaden our market presence and speed adoption of our PrintRite3D® technology. The EAP was designed to attract end user customers who have an existing, installed base of 3D metal printers and to offer them incentivized pricing in return for feedback on initial and beta releases of our PrintRite3D® software Apps. Our OEM Partner Program was specifically designed for AM machine manufacturers seeking to embed our PrintRite3D® quality assurance software Apps directly into their machines for customers purchasing a turnkey solution for their new AM machine purchases.

We possess the resident expertise to provide manufacturing materials and process (M&P) engineering services and support to companies using our PrintRite3D® software Apps for metal AM. Accordingly, in addition to our primary business focus, we intend to generate revenues by providing such manufacturing engineering services and support to businesses licensing our PrintRite3D® software Apps.

Additionally, our President and Chief Executive Officer has worked at or with the Edison Welding Institute, the United States Department of Energy (“DOE”) national laboratories (including the Knolls Atomic Power Laboratory, Bettis Atomic Power Laboratory, Los Alamos National Laboratory and Sandia National Laboratory) over the last 32 years. Due to his work with the DOE, our President and Chief Executive Officer has developed extensive relationships with the DOE and its network of national laboratories. Accordingly, we expect to leverage these relationships in connection with licensing and developing technologies created at such national laboratories for commercialization in the private sector.

Early-Stage Technology Commercialization and Market Positioning

Since our inception in 2010, we have made progress in bringing early-stage disruptive technology from scientific concept and curiosity to practical reality, as described below.

PrintRite3D® Quality Assurance Software for Computer-Aided Inspection of Metal Additive Manufacturing.

We believe that AM will significantly impact the manufacturing landscape. AM results in very efficient metal utilization for parts made on-demand, and utilizes a wide variety of rapid prototyping methods. As a result of AM, parts can go straight from computer-aided designs (CAD) and 3D computer models to actual, physical parts through the use of computer-aided engineering (CAE) and computer-aided manufacturing (CAM) steps. However, there are severe challenges in connection with 3D printing of metal parts. Current manufacturing processes are not capable of making every part right the first time. Also, process consistency and repeatability require further development for metal parts and this is a typical case for emerging technologies. Although many industry experts have lamented that 3D Printing for metal parts is limited in current applications, we are developing our IPQA®-enabled technology into a hardware and software suite of products for CAI of AM known as PrintRite3D®, which we expect will address some these shortcomings and enable mass production for metals AM technology to be realized sooner than would otherwise be possible given its current state of maturity. PrintRite3D® comprises a suite of CAI software apps that address the three fundamental problems facing metal AM today, namely: assuring the metal integrity or quality of the product; assuring the as-built geometry of the product; and, increasing the productivity or speed of the AM process.

Contract Manufacturing for Metal Additive Manufacturing.

According to the Wohlers 2016 Annual Report, industry growth in the service provider segment in 2015 was an estimated $2.8 billion, an increase of 33% from $2.105 billion in 2014. This market segment grew by 38.9% in 2014, 26.3% in 2013, and 36.4% in 2012. End users are still in the early stages of adding metal AM systems to supply production parts to aerospace and defense OEMs, such as GE Aviation (“GEA”), Honeywell Aerospace, Pratt & Whitney, and Siemens Turbomachinery. We believe that most AM machines produced through 2016 are still not well suited for production applications. They have limited feedback measurement and control sensors to guarantee part quality real time. Some of the latest machines available, such as EOS’s M290 machine, are beginning to be sold with limited advanced measurement system capability.

We believe that this service provider market segment represents an opportunity for us to capture significant portions of the demand for metal production parts. Accordingly, we acquired our first EOS M290 metal printing machine in 2014. Using the M280 as its base, the M290 adds improved energy efficiencies, faster build times, and slightly larger build platform capabilities. Through our EOS M290 machine, our customers will gain the benefits of many years of M280-proven applications while accessing the latest in DMLS® technology, as well as receiving parts certifiably produced using our state-of-the-art PrintRite3D® quality assurance software Apps. We provide our AM contract manufacturing services to customers in the form of Quality as a Service.

A detailed description of our technologies and business follows.

PrintRite3D® Quality Assurance Software for Additive Manufacturing

The Market

An area of increasing interest in the manufacturing world is AM or 3DP. AM is a method of producing functional parts directly from computer design or CAD files without any tooling or other processing.

The sale of AM products and services is expected to exceed $8.8 billion worldwide in 2017. The AM industry is expected to grow to about $15.8 billion in 2019. In 2021, the AM industry is forecasted to grow to about $26.5 billion, all according to the Wohlers 2016 Annual Report.

Metal parts are a rapidly growing segment of this overall market space as AM or 3D printing moves from just making models to making actual, fully functional parts. Large end users such as Honeywell Aerospace, GEA and Boeing Defense view AM as an enabling process for many components. A recent report in a series by Deloitte University Press on additive manufacturing published in Fall 2015 titled, “3D Opportunity For Quality Assurance and Parts Qualification”, states that, “[o]ne of the most important barriers is the qualification of AM-produced parts. So crucial is this issue, in fact, that many characterize quality assurance (QA) as the single biggest hurdle to widespread adoption of AM technology, particularly for metal.” We believe that OEM end user companies as well as first-tier suppliers cannot achieve their long-term AM production goals without advanced quality assurance and control technologies for metal AM parts because current quality control methods are not sufficient to reliably allow cost-effective manufacturing of safety- and performance-critical metal parts. We believe that our PrintRite3D® CAI technology would directly address this “important barrier” for metal parts and allow such AM applications to move forward. In response to this need, we have experienced an increase in our installed base of PrintRite3D® systems and we are beginning to provide material & process engineering services and support for our PrintRite3D® software licenses for our installed base at GEA, Honeywell Aerospace, Spartacus3D, Additive Industries, Aerojet Rocketdyne, 3D Material Technologies, LLC, Woodward, Siemens, Pratt & Whitney, and the Edison Welding Institute (“EWI”).

We have ongoing contracts that include a Phase 3 project with Honeywell Aerospace funded by the Defense Advanced Projects Agency (“DARPA”) on the application of our PrintRite3D® technology to performance-critical AM metal parts for aerospace. This project is vitally important because it provided an early opportunity to demonstrate how our IPQA®-enabled PrintRite3D® software Apps will reduce our customers’ reliance on unnecessary post process inspection, ultimately reducing costs and improving quality for AM of highly critical aerospace metal components. Also, we were a participant on a GEA led team of companies and universities, which was awarded a research contract by the National Additive Manufacturing Innovation Institute (“NAMII” or America Makes) titled, “In-Process Quality Assurance™ for Laser Powder Bed Production of Aerospace Components”. The contract has the stated objective of maturing our In Process Quality Assurance™ (IPQA®) technology for aerospace applications by leveraging a development approach incorporating multiple AM OEM machines, multiple superalloys, and multiple product intent aerospace components. In support of this effort, we were awarded related contracts from the subcontractor Aerojet Rocketdyne to install one of our PrintRite3D® systems and software Apps on a Concept Laser M2 metal AM machine at Aerojet Rocketdyne’s Canoga Park, California facility, as well as a contract from Honeywell Aerospace to make initial test specimens for reliability and repeatability testing using our EOS M290 printer. We were also part of a large research team, led by the Edison Welding Institute that was awarded a grant funded by the National Institute of Standards (“NIST”) to ensure that quality parts are produced and certified for use in products made by a variety of industries and their supply chains. The emphasis was on providing tools needed for additive manufacturing applications to progress from prototype to serial production. This program was successfully completed in Fall 2015. We are currently a subcontractor to Honeywell Aerospace who was awarded a program in 2015 by America Makes which is designed to address Design for Additive Manufacturing (“DFAM”) issues. In support of this program, we will use our EOS M290 printer to build canonical shapes and mechanical test specimens for evaluation by Honeywell Aerospace.

Technology and Competitive Advantage

The evolution of AM from prototyping to volume manufacturing in production runs is occurring in, and led by, aerospace while also appearing in niche products such as medical appliances and replacement parts of diverse applications, including unavailable parts required by still deployed but aging technologies. A major problem for 3D metal products production-run manufacturing today is that traditional quality systems rely heavily on after-manufacture inspection procedures that lack strong statistical reliability in small lot manufacturing. Post-production non-destructive test instruments from ultrasound to CT Scans are either not effective or not cost efficient on many complex part configurations that take advantage of 3D capability, and in the case of CT scans, are prohibitively expensive for production cost efficiency. The most important feature of our PrintRite3D® is that it develops actionable quality and process control data of manufacturing information in real-time and, when no flaws are detected, can provide manufacturers and their end-users with a part-by-part quality certification backed up by a file of supporting data.

Our PrintRite3D® suite, as described below, is composed of hardware, software, data analytics, and proprietary algorithms. The hardware is an array of photodiodes, non-contact pyrometer, and a data processing unit that can be either sold with an AM manufacturing machine unit by an OEM manufacturer or retrofitted on customers’ sites.

•PrintRite3D® SENSORPAK™ – the auxiliary sensor and hardware kit that sits on every AM machine to collect the data to drive the software.

•PrintRite3D® INSPECT™ – software which verifies quality layer by layer.

•PrintRite3D® CONTOUR™ – software which assures the as-built geometry.

The following software modules are currently in development:

•PrintRite3D® ANALYTICS™ – software that harvests, aggregates, and analyzes big data from in-process manufacturing data and post-process manufacturing data.

•PrintRite3D® THERMAL™ – software which predicts the residual stress and distortion in the part.

The proprietary software and its embedded algorithms process the very substantial quantity of layer by layer data gathered and then informs operators of the Quality Compliance status of each part in a build. We have been active in patent protecting our in-depth data analysis and quality algorithms to link our analysis to root cause metallurgy for determining the granular quantification of the part conformance to metallurgical requirements such as tensile strength. Concurrent with assessing the internal quality features of all parts in a build, PrintRite3D® deploys its CONTOUR™ module that measures each part’s adherence to the configuration specification of both internal channels and external form. OEM machine manufacturers as well as control system manufacturers may use the Sigma data stream to direct machine performance adjustments.

We have developed a tool that enables companies using Additive Manufacturing equipment for metal parts to move from prototyping on into production runs by assuring quality in a uniquely reliable and cost effective fashion. Not only does PrintRite3D® enable a single AM machine to operate at high quality yields, by measuring the product of the manufacturing equipment rather than just the equipment settings, it also is a reliable method to assure and document uniform quality assurance of a single part’s specification being manufactured by factories utilizing a number of different AM machines.

We believe that the broad domain coverage of our PrintRite3D® patents and metallurgical know-how make the licensing of our product suite to be the best means by which Additive Manufacturing OEM equipment manufacturers can offer in-process-quality-monitoring that certifies and documents the quality of all parts that pass continuous inspection. PrintRite3D® provides 3D metal manufacturing equipment makers with a patent protected data configuration of information that the manufacturers may use to adjust controls of their equipment in response to real-time quality information by, for example, precisely adjusting laser power to sustain manufacturing to design and specification.

Our IPQA®-enabled PrintRite3D® software Apps appear well suited to meet the needs of metal AM at this critical juncture in its development. Our technology will allow metal AM to be used during manufacturing of safety-critical or performance-critical metal parts, such as used in aerospace, defense and biomedical. Currently, these applications are difficult because the part quality cannot be completely guaranteed using today’s conventional nondestructive inspection technologies, because using inspection after manufacturing is difficult, costly and does not find all defects of concern. Therefore, we believe that PrintRite3D® could be an enabler for metal AM to realize its full potential. We have unique and patent protected offerings in this field. Furthermore, as a greater number of these AM applications could be cloud-based, the PrintRite3D® technology is fully compatible with highly networked, cloud- or web-based implementation – subject to the data and intellectual property restrictions which may be imposed by some companies for competitive reasons.

Our proprietary PrintRite3D® software Apps have been demonstrated and tested at many manufacturing sites around the world. We believe these demonstrations have served to validate the underlying technology of PrintRite3D® INSPECT™ and SENSORPAK™ software and hardware modules, respectively. In addition, we have developed relationships with experienced aerospace companies in North America that have assisted in the validation of the underlying technology for our PrintRite3D® software App known as CONTOUR™.

We continue to work with General Electric under our Joint Technology Development Agreement (“JTDA”), dated April 10, 2013, to demonstrate and implement our in-process inspection technologies for additive manufactured jet engine components. We are continuing to work with Honeywell Aerospace on the separate development of our PrintRite3D® CONTOUR™ software App for metal-based AM under our Trial Evaluation Agreement with Honeywell Aerospace, which sets forth the parties’ intent to use Honeywell’s Advanced Manufacturing Engineering Center as a beta test site for our PrintRite3D® CONTOUR™ software module. In further support of this effort, in 2015 Honeywell Aerospace installed its second PrintRite3D® system on one of its Concept Laser M2 machines at their Advanced Manufacturing Engineering Center in Phoenix, Arizona.

We have expanded our market presence and associated installed base of PrintRite3D® systems through our EAP and our OEM Partner Program to include European companies in France, Germany and The Netherlands. These European partners’ installations are key to our long term strategy to broaden its installed base through our EAP as well as gain market presence though embedded OEM offerings of our PrintRite3D® technology. Our PrintRite3D® product commercialization efforts reflect the strategic nature of our selective alliance partnerships.

We believe PrintRite3D® is uniquely positioned to grow into this market as its technology is platform independent and deployable with all currently known metal AM manufacturing units.

Business Model

Our current commercialization strategy for PrintRite3D® products is:

•Enter into early adopter license agreements with high potential future AM equipment manufacturers and complex part AM manufacturing service bureaus;

•Enter into OEM license agreements for PrintRite3D® to be manufactured directly into the printers of major AM equipment manufacturers;

•Provide manufacturing engineering consulting services to third parties that have needs in developing quality assurance tactical methods for manufacturing; and

•Build and run a contract manufacturing division for metal AM commencing with our EOS M290 state-of-the art metal printer.

PrintRite3D® is designed to run on different machine platforms which allow us to maximize our product offering to the entire AM metal market. The target markets include OEMs both on the AM software side as well as OEM machine producers and end users.

We believe another much needed area for AM metal parts manufacturing is in software Apps for reducing design and development cycle times, saving the end customer time and money. In support of that, in 2016, we entered into a Technology Development Agreement with 3DSIM, LLC of Park City, Utah, to pursue commercial metal AM software opportunities for rapid qualification and part certification. These software Apps could form the underpinnings and backbone of a conceptual software App known as THERMAL™. We expect in the future to attempt to develop and offer a PrintRite3D® suite of Apps which would be specifically developed to improve part designs and reduce traditional trial and error design approaches for features such as distortion control.

To summarize, we have formed an operating division focused on real-time, advanced quality assurance solutions for additive manufacturing thereby increasing the value of the AM part. Although in the past our revenues have been generated mainly through engineering consulting services we provided to third parties, We have generated revenues from December 2013 through December 2016 through sales and licensing of our PrintRite3D® systems and software.

Contract Manufacturing for Metal Additive Manufacturing

The Market

According to the Wohlers 2016 Report, in 2015 the Additive Manufacturing industry’s primary and secondary worldwide revenues were $7.024 billion, up 22% from 2014. Wohlers forecasts that AM’s primary revenues alone will top $8.8 billion in 2017. Our initial target market within this burgeoning marketplace is the production of metal parts. According to figures for 2015, revenues attributable to metals for AM are estimated to be over 17% of the total revenues in the AM markets.

As demand continues to increase for AM prototyping services, contract AM service bureau providers that can deliver low-rate initial production capacity, and as commercial companies in highly-regulated industries begin to gain regulatory acceptance for AM designed parts, we believe there is a burgeoning need for contract manufacturing services to produce these much need metal AM parts. The existing service bureau for AM parts has become much smaller today as a result of merger and acquisition activities since 2012, and we believe what remains is small, fragmented and less capable than the first generation of service bureau providers.

Also launched in 2015, Arete-Sigma is a joint venture targeting contract AM manufacturing as it anchors the Company’s entry into day-to-day AM manufacturing. The Company is pursuing business opportunities away from the joint venture utilizing its EOS M290 printer or like machines.

Technology and Competitive Advantage

We currently have an AM 3D metal printing facility that employs state-of-the-art technology from the leading provider of metal AM systems, Electro-Optical Systems. While our current printing capacity is limited, we believe that a unique selling point or competitive advantage is our PrintRite3D® technology. Our EOS M290 printer is outfitted with our latest PrintRite3D®-enabled technology allowing us to provide customers with the necessary objective evidence of compliance to design intent, or QaaS data package, to ensure they can meet compliance with their design intent and ultimately end-user performance requirements for their highly-critical and demanding components. Our Quality as a Service starts with our PrintRite3D® cloud-based SaaS model. Customers will contract with Sigma to generate and establish a digital quality record for AM built parts based on Design for Additive Manufacturing (“DFAM”) principles. Each DQR is cloud-based and allows for archiving and storage of quality data, access to our big data ANALYTICS™ software App for continuous quality monitoring and improvement, and automatic industry benchmarking while maintaining firewalls between company-specific data. Our QaaS service benefits our customers by providing independent quality assurance and increased process intelligence and access to our latest big data sophisticated and proprietary ANALYTICS™ software Apps for trending and additional manufacturing intelligence.

Business Model

We envision a business model comprising revenues from contract, metal AM manufacturing sales for prototyping services as well as QaaS sales for low-rate initial production parts requiring our PrintRite3D® digital quality records. These DQRs can be used by our customers for:

•Internal use at their captive AM facility to make parts;

•Incorporated as a quality requirement to their vendor base supplying AM parts; or

•Contract back to us to supply AM parts.

This model allows us to realize revenues through further PrintRite3D® software sales and licensing or revenues from contract AM manufacturing services. The target markets would be end users requiring high-end metal parts such as in the aerospace, bio-medical, power generation, and automotive markets.

To summarize, we have formed an operating division focused QaaS which is based on its contract additive manufacturing capability and its AM facility keeps us on the cutting edge of 3D metal additive manufacturing as we work with the market to develop state of the moment solutions and to characterize new materials and newly born DFAM parts. The operations are at an early stage, limited, and revenues are reflective of its early stage.

Recent Developments (in reverse chronological order)

On May 9, 2017, we announced the unveiling of our PrintRite3D® INSPECT™ V.2.0 quality assurance software at RAPID + TCT 2017 a preeminent events for discovery, innovation, and networking in 3D manufacturing. We exhibited at Rapid + TCT 2017, from May 9-11, 2017 in Pittsburgh, PA.

On April 18, 2017, we announced the receipt of contract from Solar Turbines, Incorporated, a subsidiary of Caterpillar Inc. (NYSE: CAT). Solar Turbines has informed us that it plans to implement Sigma Labs’ In-Process Quality Assurance™ (IPQA®) technology for the production of gas turbine components using metal additive manufacturing (“AM”). The division makes mid-size industrial turbines for use in electric power generation, gas compression, and pumping systems. We plan to initially install our PrintRite3D® software on a 3D Systems’ ProX300 machine, with the potential for multiple system orders as the company ramps up to full serial production.

On April 5, 2017, we announced the release of our OEM Developer’s Kit for PrintRite3D® INSPECT™ quality assurance software version 2.0. We placed our alpha version with a European OEM partner for test, evaluation and incorporation into its additive manufacturing 3D printers. The Developer’s Kit allows an OEM to seamlessly and quickly embed PrintRite3D® technology directly into their OEM solutions allowing for rapid entry of their products into the market place.

On March 29, 2017, we announced that we entered into a long-term non-exclusive commercial agreement with Additive Industries B.V. of The Netherlands. As part of the multi-year agreement, which we believe could generate several million dollars over the next few years, Additive Industries will join our previously-announced OEM Partner Program – embedding and reselling our PrintRite3D® software within our AM equipment.

In March 2017, we entered into a non-binding LOI with Morf3D to commence negotiations on a mutually acceptable M&A Agreement with respect to a proposed merger with Morf3D. It is anticipated that this transaction, if consummated, would help the Company achieve its goal of becoming a fully integrated business able to charge for materials selection, design and manufacturing and in-process quality assurance. It is further the goal that the combined entity would emerge as a fully integrated additive manufacturing company poised to serve the aerospace and defense industry, which is rapidly transitioning to 3D metal additive manufacturing and which could provide the kind of cost savings required to meet the $56 billion increase slated for the defense industry 2017 budget. The closing of the transaction is subject to definitive documentation and closing conditions, some of which are beyond the Company's control.

On March 27, 2017, we completed funding a loan in the principal amount of $500,000 to Morf3D pursuant to a Secured Convertible Promissory Note dated March 27, 2017 delivered by Morf3D to us. The loan bears interest at the rate of 7% per annum, is due and payable in full on March 27, 2018, is secured by certain assets of Morf3D, and is convertible at our option into 10% of the outstanding shares of the common stock of Morf3D unless Morf3D exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Morf3D to, among other things, lease an EOS M 400 system for Morf3D for Morf3D to expand production for contracts related to AM of high-precision aerospace & defense components, in furtherance of our strategic alliance and in contemplation of a possible acquisition of or merger with Morf3D.

On March 15, 2017, we announced that we had signed a strategic alliance with Jaguar Precision Machine, LLC (“Jaguar”) to expand our suite of integrated, advanced manufacturing services recently strengthened by the strategic alliance with Morf3D. The addition of Jaguar allows Sigma Labs to provide end-to-end 3D advanced component manufacturing capabilities, including: computer aided design (CAD); engineering (CAE); manufacturing (CAM); and inspection (CAI). Jaguar is a precision prototype machining facility located in Albuquerque, NM. Leveraging our 3D printing capability and PrintRite3D® quality assurance software, Jaguar will be able to provide increased production rates while ensuring consistent part quality. The two companies will also work together to manufacture 3D printed parts requiring exacting precision to demanding specifications, which could lead to contracts in 2017. On May 1, 2017, we completed funding a loan in the principal amount of $250,000 to Jaguar to provide working capital to Jaguar to, among other things, stand up a metallurgical laboratory and become ASM9100 certified for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance. Sigma will receive from Jaguar priority for use of certain machines and services of Jaguar.

On March 2, 2017 we announced that we received a contract from Aerojet Rocketdyne, a subsidiary of Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD), as a follow-on to last year’s award tied to a U.S. Air Force propulsion initiative. As previously announced in March, 2016, our technology is being evaluated by Aerojet Rocketdyne for its contract with the Air Force for liquid-fueled rocket engine applications – part of a plan to transition away from the Russian-made RD-180 engines currently used on the Atlas V launch vehicle.

On February 22, 2017, we announced the signing of a strategic alliance with Morf3D to bring enhanced solutions for additive manufacturing (“AM”) to the aerospace and defense (“A&D”) sector. Morf3D, based in El Segundo, California, is an AM product developer specializing in high-level consulting and manufacturing services including conceptualization, optimization, metallurgical examination, certification and data analysis. Leveraging Sigma Labs’ PrintRite3D® quality assurance software, Morf3D will be able to provide a means for customers to increase AM production rates while ensuring consistent part quality. The two companies will also work together to manufacture certain 3D printed parts going forward.

On February 21, 2017, we closed an underwritten public offering of 1,410,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one share of common stock. The underwriter exercised the over-allotment option covering additional warrants to purchase up to 211,500 additional shares of common stock. Gross proceeds to us from the offering, including the exercise of the over-allotment option, were approximately $5.8 million, before deducting underwriting discounts and commissions and other offering expenses payable by us.

On January 26, 2017, we announced that we signed a commercial agreement with Pratt & Whitney, a unit of United Technologies Corp., for our PrintRite3D® software along with participation by Pratt & Whitney in our Early Adopter Program.

On January 19, 2017, we announced that we entered into a long term non-exclusive commercial agreement with a leading European provider of cutting-edge products for additive manufacturing to join our previously-announced OEM Partner Program. Under the multi-year agreement – which we believe could generate up to $6 million over its duration – this undisclosed OEM will embed and resell Sigma’s PrintRite3D® software within its AM equipment.

On December 21, 2016, we announced that we received a contract from Honeywell Aerospace as part of a previously-announced award with the Defense Advanced Research Project Agency (DARPA) for Open Manufacturing (OM) Phase III; Phase I and II were completed in 2014 and earlier in 2016, respectively. The DARPA OM program’s goal is to develop an Integrated Computational Material Engineering (ICME) framework to accurately predict the properties of metal components produced using additive manufacturing (AM). Phase III work began in January 2017 and is expected to run through mid-2018, with a total award value to us of approximately $0.4 million.

On November 15, 2016, we announced the release of our PrintRite3D® INSPECT™ quality assurance software version 2.0. We showcased this application at the Formnext international tradeshow in November 2016 in Frankfurt, Germany.

On November 14, 2016, we announced that we entered into an agreement with Siemens Industrial Turbomachinery AB (“SIT”) of Finspång, Sweden, a unit of Siemens AG (SIEGn.DE), for PrintRite3D® INSPECT® to be installed on a metal printer for evaluation and testing purposes. Specifically, we will install our PrintRite3D® technology at SIT in Finspong, Sweden. SIT provides the world with gas turbines and gas turbine based solutions for the sustainable and cost efficient production of electricity, steam and heat. In February 2016, SIT opened a dedicated workshop for additive manufacturing, development and repairs. The facility specializes in making turbomachinery components for high temperature applications, where accuracy and quality are critical to ensure operational performance. Siemens is a pioneer in the use of Selective Laser Melting (SLM) technology for the manufacture of high-performance metal parts.

On October 19, 2016, we closed a private placement of secured convertible notes in the aggregate principal amount of $1,000,000 and three-year warrants to purchase up to 80,000 shares of our common stock, under a Securities Purchase Agreement with certain accredited investors. Aggregate gross proceeds, before expenses, to us were $900,000.

On September 29, 2016, we announced receipt of a contract from Honeywell Aerospace under the previously-announced “America Makes” additive manufacturing (“AM”) research project with GE Aviation. The program, funded by the National Additive Manufacturing Innovation Institute (NAMII), uses our proprietary In-Process Quality Assurance™ (IPQA®) software for advanced AM monitoring and inspection. Under this contract, Sigma and Honeywell will further demonstrate the benefits of IPQA® using our PrintRite3D® software.

On July 6, 2016, we announced that Woodward, Inc. joined our EAP. Woodward obtained a non-exclusive license to use the complete suite of PrintRite3D® software modules – INSPECT™, CONTOUR™ and ANALYTICS™ – for one price, with preferred rates for future product license purchases.

On April 4 and 18, 2016, respectively, we announced that we entered into agreements with Creatz3D Pte Ltd. and Spartacus3D, a unit of France’s Farinia Group, to expand our presence in Europe and Asia, respectively. Under our agreement with Creatz3D, Creatz3D serves as our non-exclusive sales and service agent in Singapore, Indonesia and Vietnam. Creatz3D is an authorized reseller of 3D printing systems and materials, AM solutions for metal components, and rapid prototyping software. As part of our agreement with Spartacus3D, Spartacus3D will serve as a demonstration, test and evaluation site for our PrintRite3D® commercialization and market adoption activities in Europe.

On March 7, 2016, we announced that we received a contract from Aerojet Rocketdyne, a subsidiary of Aerojet Rocketdyne Holdings, Inc., for a non-exclusive license of our PrintRite3D® software applications. Our technology will be utilized on Aerojet Rocketdyne’s contract with the U.S. Air Force to define more efficient processes for qualifying AM components, and be evaluated for liquid-fueled rocket engine applications. Separately, we received an order from Aerojet Rocketdyne under the previously-announced “America Makes” additive manufacturing research project with GE Aviation. The program, funded by the National Additive Manufacturing Innovation Institute (NAMII), uses our proprietary In-Process Quality Assurance™ (IPQA®) software for advanced AM monitoring. This is the second PrintRite3D® system being deployed under America Makes, the first being with GE Aviation.

On January 27, 2016, we announced that we entered into a technology development agreement with 3DSIM, LLC to pursue commercial metal AM software opportunities for rapid qualification and part certification. 3DSIM, based in Park City, Utah, is a provider of simulation software for metal AM processes.

Competition

We believe our technologies will be beneficial to several industries, including aerospace, defense, oil and gas, bio-medical, and power generation. However, developments by others may render our current and proposed technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Additionally, our competitive position may be materially affected by our ability to develop or successfully commercialize certain technologies that we have identified for commercialization. Other general external factors may also impact the ability of our products to meet expectations or effectively compete, including pricing pressures.

We anticipate some of our principal competitors in the United States will include AM End Users, such as GE Aviation, Honeywell Aerospace, Rolls-Royce PLC, Pratt & Whitney; AM OEM equipment manufacturers, such as EOS, Concept Lasers, 3D Systems, Renishaw, Arcam and SLM; third party solution providers like Stratonics Inc., and Vibrant Corporation that specialize in designing and manufacturing quality control monitoring devices used in industrial applications. Most of these competitors have significantly greater research and development capabilities than we do, as well as substantially more sales, marketing and financial and managerial resources. These entities represent significant competition for us. In addition, acquisitions of, or investments in, competing companies by large corporations could increase such competitors’ research, financial, manufacturing and other resources.

Research and Development

Research and development costs are expensed as incurred. Our research and development expenses relate to our engineering activities, which consist of the development of our PrintRite3D® quality assurance technologies for specific customers and for the industry in general. During the years ended December 31, 2016 and 2015, we recognized $92,992 and $330,554, of research and development costs, respectively.

Intellectual Property

We regard our patents, trademarks, domain names, trade secrets, know-how, and other intellectual property as critical to our success. We rely on a combination of patent, trademark, trade secret, other intellectual property law, confidentiality procedures, and contractual provisions with employees, partners, and others to protect the technology and other proprietary rights, information and know-how that comprise the core of our business. The below chart summarizes our issued patents. We are currently prosecuting ten foreign and U.S. patent applications related to our IPQA® technology and rapid qualification of additive manufacturing for metal parts. Eight of these ten patent applications published between November 2015 and January 19, 2017. There is no guarantee that the patent applications we have submitted will issue or that if issued, they will offer adequate protection under applicable law.

Title	Type	Patent No.

Controlled Weld Pool Volume Control of Welding Processes	US Utility	8,354,608
Structurally Sound Reactive Materials	US Utility	8,372,224
Composite Projective	US Utility	8,359,979

Government Regulation

Any contracts that we enter into with governmental agencies will be subject to a variety of federal, state and local laws and regulations. These regulations are aimed at preventing the inadvertent disclosure of munitions related data or the export of technical knowledge to foreign countries. The work we do with governmental units may also be subject to laws respecting the confidentiality of any classified or national security information we receive during the course of our activities under any government contract.

Additionally, with respect to our work with government agencies, our sales are driven by pricing based on costs incurred to produce products or perform services under contracts with the U.S. government. U.S. government contracts generally are subject to Federal Acquisition Regulations (“FAR”), agency-specific regulations that implement or supplement FAR, such as the DoD’s Defense Federal Acquisition Regulations and other applicable laws and regulations. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines and could lead to suspension or debarment from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. government agencies such as the Defense Contract Audit Agency (“DCAA”). These agencies review a contractor’s performance, cost structure, and compliance with applicable laws, regulations, and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation, and information systems.

Employees

As of March 31, 2017, we had 11 full-time employees and one part-time employee. We are actively searching for additional, qualified administrative and engineering staff, as well as sales and marketing staff, to support our expanding operations in the area of IPQA® for AM, as well as contract manufacturing in the AM service provider sector.

Properties

We lease at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, approximately (1) 1,300 square feet of office space at units C-15, C-16, C-17, C-20 and C-23 for a total monthly rent expense of approximately $2,575 under the lease, which expires on July 31, 2017, (2) 708 square feet of production space at unit E-42, for a total monthly rent expense of approximately $775 under the lease, which expires on September 30, 2017, (3) 708 square feet of production space at unit E-38, for a total monthly rent expense of approximately $800 under the lease, which expires on December 31, 2017, and (4) 512 square feet of warehouse / production space at unit E-40, for a total monthly rent expense of approximately $650 under the lease, which expires on September 30, 2017.

We believe that our facilities are suitable for our current needs.

Corporate Information

Our principal executive offices are located at 3900 Paseo del Sol, Santa Fe, New Mexico 87507, and our current telephone number at that address is (505) 438-2576. Our website address is www.sigmalabsinc.com. The Company’s annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other information related to the Company, are available, free of charge, on that website as soon as we electronically file those documents with, or otherwise furnish them to, the SEC. The Company’s website and the information contained therein, or connected thereto, are not and are not intended to be incorporated into this prospectus.

We incorporated as Messidor Limited in Nevada on December 23, 1985 and changed our name to Framewaves Inc. in 2001. On September 27, 2010, we changed our name from Framewaves Inc. to Sigma Labs, Inc.

MANAGEMENT

The following table sets forth the name, age and position held by each of our executive officers and directors as of March 31, 2017:

Name	Age	Position
Mark J. Cola	57	President, Chief Executive Officer, Chief Operating Officer and Director
Murray Williams	46	Chief Financial Officer and Treasurer
Ronald Fisher	47	Vice President of Business Development
Amanda Cole	40	Vice President of Finance and Business Operations and Secretary
Sam Bell (1)(2)(3)	80	Director
Franks J. Garofalo (1)(2)(3)	66	Director
John Rice (1)(2)(3)	70	Director

(1)Member of our Audit Committee

(2)Member of our Compensation Committee

(3)Member of our Nominating and Corporate Governance Committee

Business Experience and Directorships

The following describes the backgrounds of current executive officers and directors. Our board of directors has determined that (a) other than Mr. Cola, all of our directors are independent directors as defined under the NASDAQ Stock Market’s listing standards governing members of boards of directors, and (b) the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under applicable SEC rules

Mark J. Cola was appointed as Chief Executive Officer of the Company on September 20, 2012 and President, Chief Operating Officer and a director of the Company in September 2010. From June 2006 through April 2010, Mr. Cola served as Director of Operations for the Beyond6 Sigma Division of TMC Corporation. In addition, Mr. Cola has over 32 years of experience in the aerospace and nuclear industries, including with Rockwell International, SPECO Division of Kelsey-Hayes Co., Westinghouse in the Naval Nuclear Reactors Program, Houston Lighting & Power, and within the NNSA Weapons Complex at Los Alamos National Laboratory at which he held various technical and managerial positions including team leader and group leader of the welding and joining section as well as an advanced manufacturing technology group, respectively. He has also worked as a Research Engineer at Edison Welding Institute and for Thermadyne’s Stoody Division, a leading manufacturer of wear-resistant materials.

At Beyond6 Sigma, Mr. Cola worked with a wide range of clients ranging from aerospace to defense systems. His expertise is in manufacturing process development, friction welding, light alloys such as titanium and aluminum, mechanical, physical and welding metallurgy, and nickel-based super-alloys for harsh environments. Mr. Cola served as the Technical Co-Chairman for the inaugural National Nuclear Security Administration Future Technologies Conference held in May 2004, and he is a principal reviewer for the American Welding Society’s Welding Journal. Mr. Cola earned a B.S. in Metallurgical Engineering and an M.S. in Welding Engineering from The Ohio State University.

Our board of directors believes that Mr. Cola is qualified to serve as a member of the board because of Mr. Cola’s extensive prior experience as a manager of a number of engineering companies and his scientific and academic qualifications as well as his expertise in matters pertaining to the operation of manufacturing and technology companies.

Murray Williams has served as our Chief Financial Officer and Treasurer since July 18, 2016. Since November 14, 2012 until July 18, 2016, Mr. Williams served as the Chief Financial Officer of Hang With, Inc., a real-time social video platform for Android and iPhone that connects users around the world via live-streaming mobile video and simultaneous chat - allowing vast numbers of people to “Hang with” each other in real time − while enabling celebrities to authentically connect with their fans. From November 2012 until November 2015, Mr. Williams also served as the Chief Financial Officer of MEDL Mobile Holdings, Inc., a public company engaged in the custom development of smartphone Apps for customers that vary in size from small start-ups to large multinational corporations, in a diverse range of industries including retail, fast food, air travel, medical devices, higher education and fashion. From March 2008 until September 2011, Mr. Williams served as the Chief Financial Officer, Treasurer and Secretary of GTX Corp, a public company engaged in the commercialization of miniaturized assisted GPS tracking and cellular location-transmitting technologies.

Mr. Williams is the founder, President and CEO of FA Corp, an independent consulting firm providing accounting and finance services for various companies since August 2001. Mr. Williams was one of the founding members of Buy.Com, Inc., became an employee in February 1998, was the chief financial officer and worked with the company until August 2001. During his three and a half year tenure, Buy.com sold over $1 billion in products and Mr. Williams created and developed the finance, legal, business development and H/R departments, raised $225 million in private funding, took the company public in February 2000 with a $2 billion valuation and managed Buy.Com’s expansion into Europe, Canada and Australia. From January 1993 through January 1998, Mr. Williams was employed with KPMG Peat Marwick, LLP, and last served as a Manager in their assurance practice where he managed a team of over 20 professionals specializing in financial services. Mr. Williams has helped take seven companies public since February 2000. Mr. Williams is a CPA and received his license in 1995. Mr. Williams received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison in 1992.

Ronald Fisher was appointed as Vice President of Business Development of Sigma on August 10, 2015, and leads the PrintRite3D® Operating Division. Mr. Fisher is a Mechanical Engineer with hands-on experience in quality, manufacturing, and product development. He has an MBA and has distinguished himself as a lead sales and marketing officer as well as a Chief Operating Officer. He was a Program Manager at Swagelok from 1988-2004, and Vice President and General Manager, Aftermarket and Geometry Systems, at Micropoise Measurement Systems from 2004 until 2013, and a Partner and COO of Laszeray Technology, LLC from 2013 until 2014. Mr. Fisher holds a Bachelors Degree in Mechanical Engineering Technology from the University of Akron as well as an MBA from Kent State University.

Amanda Cola was appointed as Vice President of Finance and Business Operations of Sigma on September 11, 2015, and served as Business Operations Manager of Sigma from July 21, 2014 until September 11, 2015. From 1994 to 2014, Mrs. Cola worked within the NNSA Weapons Complex at Los Alamos National Laboratory at which she held various positions, including Senior Financial Lead and Procurement Specialist of the CFO Division and Business Operations Division, respectively. At Los Alamos National Laboratory, Mrs. Cola worked with a wide range of national security missions crucial to DOE Mission Objectives for programs such as Environmental Management, Non-Proliferation and Science, Technology and Engineering. Mrs. Cola graduated with honors from the College of Santa Fe with a BA degree in Accounting and an MBA in Finance.

Sam Bell was appointed to our Board of Directors on January 10, 2017. Mr. Bell was President of Los Angeles Business Advisors (LABA) from 1996 to 2004, at which time, LABA ceased operations. LABA was comprised of 30 chief executive officers of major companies in the Los Angeles region and focused on high impact projects where their collective resources could be utilized to positively influence the economic vitality of the area. Prior to joining LABA, Mr. Bell was Area Managing Partner of Ernst & Young, certified public accountants, for the Pacific Southwest Region, retiring in 1996 after 39 years with the firm.

Mr. Bell currently serves, or has served in the past, in high-level positions for numerous charitable and educational concerns. He is currently a board member, and Vice-Chairman and Chairman of the respective Audit Committee, of TCW Strategic Income Fund, Inc. and TCW Funds. Since 2002, he has served on the board of directors of Point.360, a public company that is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment content. Mr. Bell also serves as the Chairman of Point.360’s Audit Committee of its Board of Directors, and as a member of its Compensation Committee, and Nominating and Governance Committee. Mr. Bell earned a Bachelor of Arts degree in Business and Accounting from the University of Texas at Austin.

Our board of directors believes that Mr. Bell is qualified to serve as a member of the board because of his extensive accounting experience, which will assist the board and the audit committee in addressing the numerous accounting-related issues, regulations and SEC reporting requirements to which public companies are subject.

Frank J. Garofalo was appointed to our Board of Directors on January 10, 2017. For more than three decades, Mr. Garofalo has been a management consultant and corporate finance advisor working on “special assignments” for chief executive officers and boards of directors, primarily in technology driven markets, assisting companies ranging from $10 million to over $10 billion in size. His career in professional services includes his serving as Vice President in the Investment Banking division of PaineWebber (now UBS) and as Director and Senior Consultant in Arthur D. Little’s Technology consulting practice.

While at Arthur D. Little, Mr. Garofalo was the lead manager on a number of major studies for Fortune 500 client organizations in product/market forecasting, technology trends assessments, market research, strategic business planning, evaluations of diversification and acquisition opportunities. He also assisted in the launch of CAD/CAM, CAE and Advance Manufacturing practice within the Technology group at Arthur D. Little. While at PaineWebber Corporate Finance Group, his assignments included dozens of business development, corporate development and corporate finance projects including private placements of equity financing, mergers, acquisition, divestitures and establishing joint ventures / strategic alliances.

Mr. Garofalo is an expert in strategic, competitive, and market analysis with an emphasis on business and corporate development and the maximization of shareholder value. He has served on a number boards. He was a Director of J.M. Lafferty Associates, Inc in Chicago, a financial analytics and portfolio research firm, when he acted as advisor in the sale of the business to Corporate Development Board. From 2000 until 2011, he was a Director of Dynagraf, Inc., one of the top Marketing Communications companies in New England, where he acted as advisor in the sale of the business to Universal Millennium.

Mr. Garofalo earned a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology, a Master of Science degree in Computer Systems Engineering from the University of Michigan, and a Master of Business Administration from Harvard University.

Our board of directors believes that Mr. Garofalo is qualified to serve as a member of the board because of his extensive experience in rendering a wide variety of management and financial advisory services.

John Rice was appointed to our Board of Directors on February 15, 2017. Mr. Rice has extensive experience in business operations. In 1990, Mr. Rice founded ASiQ, LLC, a firm specializing in operations management services ranging from launching successful startups and executing business turnarounds to financings, crisis management and the repositioning of enterprises for sale at optimum market prices. Mr. Rice presently serves as ASiQ’s CEO and President. He also served as CEO of Coca-Cola Bottling Company of Santa Fe, a client of ASiQ’s, from 2009 to 2015. From 2010 to 2012, Mr. Rice served as Director and Contracts Officer of Detector Networks International. Mr. Rice frequently lectures on breakout growth strategies, crisis management, corporate turnarounds, venture capital, and financial structuring and strategies. He has also served on a number of boards. Since 2005, Mr. Rice has served as Director of New Mexico Angels, Inc., a New Mexico based group of accredited individual angel investors. Since 2016, Mr. Rice has served as Director of Akal Security, Inc. He was also a Director of Detector Networks International from 2010-2012, where he successfully negotiated business turnaround for the company. Mr. Rice is an honors graduate of Harvard College.

Our board of directors believes that Mr. Rice is qualified to serve as a member of the board because of his broad and deep experience in improving business operations, engineering financial structures that support ongoing needs of operating companies, and building investor and shareholder values.

Director Independence

Our Board of Directors currently consists of four members. Mr. Cola is not considered an independent director, because he serves as our President and Chief Executive Officer. Our Board of Directors has determined that each of our other directors is an independent director in accordance with the listing requirements of The NASDAQ Stock Market. Pursuant to NASDAQ rules, our board must consist of a majority of independent directors. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers, except that Mr. Cola and Amanda Cola are husband and wife.

Classified Board of Directors

In accordance with our amended and restated bylaws, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are classified as follows:

•the Class I director is John Rice, with a term expiring at the 2018 annual meeting of stockholders;

•the Class II directors are Sam Bell and Frank J. Garofalo, with terms expiring at our 2019 annual meeting of stockholders; and

•the Class III director is Mark J. Cola, and his term will expire at the 2017 annual meeting of stockholders.

Our Board of Directors appointed John Rice as Chairman of the Board on April 19, 2017. Our amended and restated bylaws provide that the authorized number of directors may be changed by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board

Our directors may be removed with or without cause at any meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. Our amended and restated bylaws provide our Board of Directors with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer, if we elect to appoint a Chairman of the Board. Currently, the position of Chairman of the Board of Directors is held by Mr. Rice, who was appointed as Chairman on April 19, 2017. Until Mr. Rice’s appointment, we did not have a Chairman, and Mr. Cola, our President and Chief Executive Officer, generally chaired meetings of our board. The Chairman of the Board is appointed by our Board of Directors on an annual basis.

Our Board of Directors currently believes that this structure is best for our company, as it allows the Chief Executive Officer to focus on our strategy, business and operations, while enabling Mr. Rice to manage our Board of Directors and serve as a liaison between our Board of Directors and our company’s senior management. Our Board of Directors also currently believes the separation of offices is beneficial, because a separate Chairman can provide the Chief Executive Officer with guidance and feedback on his performance and the Chairman provides a more effective channel for our Board of Directors to express its views on management. This structure can also enable Mr. Rice and the Chief Executive Officer and the other members of our Board of Directors, to be better informed and to communicate more effectively on issues, including with respect to risk oversight matters.

Our Board of Directors does not believe that a formal policy separating the positions of Chairman of the Board and Chief Executive Officer is necessary or desirable. Our Board of Directors continually evaluates our leadership structure and could, in the future, decide to combine the Chairman and Chief Executive Officer positions if it believes that doing so would serve the best interests of our Company and our stockholders.

Board Committees

Our board has established three standing committees-audit, compensation, and nominating and corporate governance-each of which operates under a written charter that has been approved by our board. Until February 15, 2017, when our common stock became listed on The NASDAQ Capital Market, we were not required to establish or maintain an audit, nominating or compensation committee. Each committee charter has been posted on the Investors section of our website at www.sigmalabsinc.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee

The Audit Committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•monitoring our internal control over financial reporting, disclosure controls and procedures;

•establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•meeting independently with our registered public accounting firm and management;

•reviewing and approving or ratifying any related person transactions;

•reviewing and approving or ratifying any related person transactions; and

•preparing the Audit Committee report required by SEC rules.

The members of our Audit Committee are Messrs. Bell, Garofalo and Rice, and Mr. Bell serves as the chairperson of the committee. Our Board of Directors has determined that each of Messrs. Bell, Garofalo and Rice is an independent director under NASDAQ rules and under SEC Rule 10A-3. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board of Directors has determined that each member of our Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. The Audit Committee met three times during 2016.

Compensation Committee

The Compensation Committee’s responsibilities include:

•annually reviewing and approving corporate goals and objectives applicable to CEO compensation;

•determining our CEO’s compensation;

•reviewing and approving, or making recommendations to our board with respect to, the compensation of our other executive officers;

•overseeing an evaluation of our senior executives;

•overseeing and administering our equity incentive plans;

•reviewing and making recommendations to our board with respect to director compensation; and

•reviewing and discussing annually with management our “Compensation Discussion and Analysis” when it is required by SEC rules to be included in our Proxy Statements.

The members of our Compensation Committee are Messrs. Bell, Garofalo and Rice, and Mr. Garofalo serves as the chairperson of the committee. Our board has determined that each of Messrs. Bell, Garofalo and Rice is independent under the applicable NASDAQ rules and regulations, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The Compensation Committee was established effective February 15, 2017 (i.e., when our common stock became listed on The NASDAQ Capital Market).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•identifying individuals qualified to become board members;

•recommending to our board the persons to be nominated for election as directors and to each of the board’s committees; and

•overseeing an annual evaluation of the board.

The members of our Nominating and Corporate Governance Committee are Messrs. Bell, Garofalo and Rice, and Mr. Bell serves as the chairperson of the committee. Our board has determined that each of Messrs. Bell, Garofalo and Rice is independent under the applicable NASDAQ rules and regulations. The Nominating and Corporate Governance Committee was established effective February 15, 2017 (i.e., when our common stock became listed on The NASDAQ Capital Market).

Code of Ethics and Business Conduct

The Company has a code of ethics that applies to all employees, including the Company’s principal executive officer, principal financial officer, and principal accounting officer, as well as to the members of the Board of Directors. The code is available at www.sigmalabsinc.com. The Company intends to disclose any changes in, or waivers from, this code by posting such information on the same website or by filing a Form 8-K, in each case to the extent such disclosure is required by rules of the SEC or NASDAQ. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE COMPENSATION

Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to our Compensation Committee and is involved in the determination of compensation for the respective executive officers that report to him. Our Chief Executive Officer does not determine his own compensation. Our Chief Executive Officer makes recommendations to our Compensation Committee regarding short- and long-term compensation for all executive officers based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our Compensation Committee then reviews the recommendations and other data and makes decisions (or makes recommendations to the Board) as to total compensation for each executive officer as well as each individual compensation component.

The following table sets forth certain information concerning the compensation for services rendered to us in all capacities for the fiscal years ended December 31, 2015 and 2016 of Mark J. Cola, our principal executive officer, Ronald Fisher, our Vice President of Business Development, and Amanda Cola, our Vice President of Finance and Business Operations (collectively, the “named executive officers”). No other executive officer of the Company earned annual compensation in 2015 or 2016 that exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)	Total ($)
Mark J. Cola - President, Chief Executive Officer, Chief Operating Officer, and Director (Principal Executive Officer)	2016	180,000	(1)	—		—		—		—	180,000
	2015	180,000	(1)	—		—		—		—	180,000

Ronald Fisher - Vice President of Business Development(2)	2016	180,000	(1)	—		—		21,108	(4)	—	201,108
	2015	63,750	(1)	—		14,750	(3)	279,343	(4)	—	357,843

Amanda Cola - Vice President of Finance and Business Operations(5)	2016	90,000	(1)	10,000	(6)	—		71,394	(7)	—	171,394
	2015	89,250	(1)	—		—		—		—	89,250

(1)Actual amounts paid or accrued.

(2)Ronald Fisher became our Vice President of Business Development on August 10, 2015.

(3)The amount shown reflects 1,250 shares of common stock, subject to vesting restrictions, which were issued to Mr. Fisher during 2015. All such shares remained unvested at December 31, 2015.

(4)In 2015, an option to purchase up to 23,750 shares of common stock of the Company, subject to vesting restrictions, at an exercise price equal to $11.80 per share was granted to Mr. Fisher in connection with the commencement of his employment with the Company. The option had an aggregate grant date fair value of $279,343, calculated in accordance with FASB ASC Topic 718. The amount recognized for this award was calculated using the Black Scholes option-pricing model. In 2016, an option to purchase up to 5,000 shares of common stock of the Company, subject to vesting restrictions, at an exercise price equal to $5.28 per share was granted to Mr. Fisher under his employment with the Company. The option had an aggregate grant date fair value of $21,108, calculated in accordance with FASB ASC Topic 718. The amount recognized for this award was calculated using the Black Scholes option-pricing model.

(5)Amanda Cola was appointed Vice President of Finance and Business Operations of Sigma on September 11, 2015. Prior to that, Mrs. Cola had been our Business Operations Manager from July 21, 2014 until September 11, 2015.

(6)On July 14, 2016, Mrs. Cola was awarded a bonus in the amount of $10,000 in recognition of Mrs. Cola’s services during 2016 and the various milestones that she helped the Company achieve, including in relation to a company-wide DCAA government audit, along with implementing state-funded programs which in turn provides cash payments to the Company.

(7)An option to purchase up to 15,000 shares of common stock of the Company, subject to vesting restrictions, at an exercise price of $5.92 per share was granted to Mrs. Cola on July 22, 2016. The option had an aggregate grant date fair value of $71,394, calculated in accordance with FASB ASC Topic 718. The amount recognized for this award was calculated using the Black Scholes option-pricing model.

Executive Officer Employment Agreements

Mark J. Cola

Prior to February 21, 2017, Mr. Cola, our President and Chief Executive Officer, was party to an “at will” unwritten employment arrangement with the Company. Under Mr. Cola’s employment arrangement, Mr. Cola’s salary was $15,000 per month, and he was eligible to receive medical and dental benefits, life insurance, and long term and short term disability coverage. Further, Mr. Cola was eligible under his employment arrangement to participate in the Company’s 2011 Equity Incentive Plan and 2013 Equity Incentive Plan.

Effective as of February 21, 2017, the Company and Mr. Cola entered into an employment agreement for a three-year term, pursuant to which Mr. Cola will continue to serve as the Company’s President, Chief Executive Officer and Chief Operating Officer. Under the employment agreement, Mr. Cola is entitled to receive an annual base salary of $220,000, which will be subject to increase in the discretion of the Board of Directors or Compensation Committee based on its annual assessment of Mr. Cola’s performance and other factors. Pursuant to the employment agreement, the Company granted Mr. Cola a stock option to purchase up to 123,750 shares of our common stock under the Company’s 2013 Equity Incentive Plan, vesting in equal quarterly installments over an 18-month period. The Company agreed in the employment agreement that, on each of the first and second anniversaries of the effectiveness of the employment agreement, Mr. Cola will receive a stock option to purchase 61,875 shares of our common stock. Each stock option will have an exercise price equal to the closing price of our common stock on the date of grant and will vest and become exercisable in equal quarterly installments over an 18-month period, provided, in each case, that Mr. Cola remains an employee of the Company through such vesting date. Under the employment agreement, Mr. Cola is entitled to participate in employee benefit and welfare plans and programs of the Company, and, in the event the Company’s terminates Mr. Cola’s employment without “cause,” he is entitled to receive compensation and benefits received as of the date of termination for the lesser of the remaining term of employment or a period of 24 months.

“Cause” for purposes of Mr. Cola’s employment agreement, means: (i) fraud, embezzlement or any other illegal act committed by Mr. Cola in connection with his duties as an executive of the Company; or (ii) upon at least thirty days’ notice to Mr. Cola if Mr. Cola shall be in material breach of any fiduciary duty to the Company or any material provision of his employment agreement other than as provided in clause (i) above and shall have failed to cure such breach prior to the termination of his employment.

Ronald Fisher

We have entered into an “at will” employment agreement, effective as of August 10, 2015, with Mr. Fisher under which he was engaged to serve as our Vice President of Business Development. Mr. Fisher is entitled to receive an annual base salary of $180,000. Pursuant to the employment agreement, Mr. Fisher also was granted, as a signing bonus, a stock option to purchase up to 23,750 shares of common stock of the Company, at an exercise price equal to $11.80 per share, which was the closing market price of the Company’s common stock on August 10, 2015 (i.e., the date of grant), under the 2013 Equity Incentive Plan. Such option vested and became exercisable as to 1,375 shares on the first anniversary of the grant date, and will vest and become exercisable as to (ii) 3,375 shares on the second anniversary of the grant date, (ii) 6,375 shares on the third anniversary of the grant date, and (iii) 12,625 shares on the fourth anniversary of the grant date, provided, in each case, that Mr. Fisher remains an employee of the Company through such vesting date. The option has a ten-year term and is on such other terms set forth in the Company’s standard form of non-qualified stock option agreement. Mr. Fisher also was issued under his employment agreement 1,250 shares of common stock, subject to performance-based vesting restrictions. Additionally, the Company granted Mr. Fisher under the 2013 Equity Incentive Plan, effective as of August 11, 2016, a stock option to purchase up to 5,000 shares of common stock of the Company. Such option has an exercise price equal to the closing price of our common stock on the date of grant, and vests and becomes exercisable as to (i) 300 shares on August 11, 2017, (ii) 700 shares on August 11, 2018, (iii) 1,350 shares on August 11, 2019, and (iv) 2,650 shares on August 11, 2020, provided Mr. Fisher is in the employ of the Company on August 11, 2017, 2018, 2019 and 2020. Under his employment agreement, Mr. Fisher is entitled to receive performance-based cash bonuses of $25,000 each if the Company receives certain contracts during the first eighteen months of Mr. Fisher’s employment. No such bonuses were earned as of December 31, 2016. Further, Mr. Fisher is eligible to participate in the Company’s 2011 Equity Incentive Plan and 2013 Equity Incentive Plan, and is eligible to receive medical and dental benefits, life insurance, short and long-term disability coverage, and to participate in the Company’s Section 125 cafeteria plan, vision plan and 401K plan.

Amanda Cola

Effective as of July 21, 2014, we entered into an “at will” employment agreement with Mrs. Cola, under which Mrs. Cola was engaged to serve as our Business Operations Manager, which agreement was amended effective July 21, 2015 to convert Mrs. Cola’s position to a full-time position. Under the employment agreement, Mrs. Cola is entitled to receive an annual base salary of $90,000, and the Company issued her as of the effective date of her employment agreement 10,000 shares of common stock under the Company’s 2013 Equity Incentive Plan. Of these shares, 2,500 vested on the date of grant, 2,500 shares vested on the first annual anniversary of Mrs. Cola’s employment agreement, 2,500 shares vested on the second annual anniversary of Mrs. Cola’s employment agreement, and the balance of the shares will vest on the third annual anniversary of the employment agreement, provided that Mrs. Cola remains in the Company’s continuous employ through such vesting date. On September 11, 2015, Mrs. Cola’s title was changed to Vice President of Finance and Business Operations of the Company. Effective as of July 22, 2016, the Company granted Mrs. Cola, under the Company’s 2013 Equity Incentive Plan, a non-qualified stock option to purchase up to 15,000 shares of our common stock. The option has an exercise price equal to the closing price of our common stock on the date of grant, and will vest and become exercisable in four annual installments over four years. Effective as of April 19, 2017, Mrs. Cola’s salary was increased to $115,000 per annum and she was granted a non-qualified stock option to purchase up to 20,000 shares of our common stock at an exercise price equal to $3.27 per share, which was the closing market price of our common stock on April 19, 2017 (i.e., the date of grant), which is subject to vesting.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth outstanding equity awards as of December 31, 2016 held by the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities underlying unexercised options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity Incentive Plan awards: Number of unearned shares that have not vested (#)	Equity Incentive plan awards: Market value of unearned shares that have not vested ($)
Mark J. Cola	—	—	—		—	—	—	—
Ronald Fisher(1)	1,375	22,375	11.80	8/10/25	—	—	1,250	2,025
Amanda Cola(2)	—	15,000	5.92	7/22/26	—	—	2,500	4,050

(1)In August 2015, in conjunction with the hiring of Ronald Fisher, the Company’s Vice President of Business Development, the Company (i) issued to Mr. Fisher 1,250 shares of common stock, subject to performance-based vesting restrictions, and (ii) granted to Mr. Fisher a stock option (the “Option”) to purchase up to 23,750 shares of common stock of the Company, at an exercise price equal to $11.80 per share, which was the closing market price of the Company’s common stock on August 10, 2015 (i.e., the date of grant), under the 2013 Plan. The Option will vest and become exercisable as to (i) 1,375 shares on the first anniversary of the grant date, (ii) 3,375 shares on the second anniversary of the grant date, (iii) 6,375 shares on the third anniversary of the grant date, and (iv) 12,625 shares on the fourth anniversary of the grant date, provided, in each case, that Mr. Fisher remains an employee of the Company through such vesting date. The Option has a ten-year term and is on such other terms set forth in the Company’s standard form of non-qualified stock option agreement. The Company granted Mr. Fisher under the 2013 Equity Incentive Plan, effective as of August 11, 2016, a stock option to purchase up to 5,000 shares of common stock of the Company. Such option has an exercise price equal to the closing price of our common stock on the date of grant, and vests and becomes exercisable as to (i) 300 shares on August 11, 2017, (ii) 700 shares on August 11, 2018, (iii) 1,350 shares on August 11, 2019, and (iv) 2,650 shares on August 11, 2020, provided Mr. Fisher is in the employ of the Company on August 11, 2017, 2018, 2019 and 2020. The market value of shares that have not vested is based on the closing price of the Company’s common stock on December 31, 2016.

(2)During July 2014, the Company issued 10,000 shares of common stock to Mrs. Cola. Twenty-five percent of the shares vested immediately upon the grant date, 25% of such shares vested upon each of the first and second annual anniversaries of Mrs. Cola’s hire date, and the remaining 25% of such shares will vest on the third annual anniversary of the hire date, provided that Mrs. Cola remains in the Company’s continuous employ through such vesting date. The market value of shares that have not vested is based on the closing price of the Company’s common stock on December 31, 2016. Effective as of July 22, 2016, the Company granted Mrs. Cola, under the Company’s 2013 Equity Incentive Plan, a non-qualified option to purchase up to 15,000 shares of our common stock. The option has an exercise price equal to the closing price of our common stock on the date of grant, and will vest and become exercisable in four annual installments over four years, provided that Mrs. Cola remains an employee through the vesting dates.

Equity Awards

We offer stock options and stock awards to certain of our employees, including our executive officers, as the long-term incentive component of our compensation program. We generally grant equity awards to new hires upon their commencing employment with us. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. We sometimes also offer stock options and stock awards to our consultants in lieu of cash. Our stock options allow consultants to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and are not intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Stock options and stock awards granted to our executive officers may be subject to accelerated vesting in certain circumstances.

Retirement Plans

We maintain a qualified 401(k) plan, in which all eligible employees may participate. We have elected to match 100% of each participant’s contribution up to 3% of salary, and 50% of the next 2% of salary contributed. We may also elect, on an annual basis, to make a discretionary contribution to the plan, but have not done so to date. Our matches and elective contributions vest to participant accounts as follows: 20% after two years of service, and 20% per year thereafter until the participant reaches 6 years of service, at which time, employer contributions vest 100%. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

No Tax Gross-Ups

We do not make gross-up payments to cover our executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company.

2011 Equity Incentive Plan

On March 9, 2011, our Board of Directors approved the Company’s 2011 Equity Incentive Plan, which was approved on March 31, 2011 by holders of at least a majority of the issued and outstanding shares of common stock of the Company. As of December 31, 2016, an aggregate of 750 shares of our common stock were subject to the 2011 Equity Incentive Plan. The terms and conditions of the 2011 Equity Incentive Plan are substantially similar to the terms and conditions of our 2013 Equity Incentive Plan (the “2013 Plan”).

2013 Equity Incentive Plan

Purpose

Our Board of Directors adopted the 2013 Plan to (1) encourage selected employees, officers, directors, consultants and advisers to improve our operations and increase our profitability, (2) encourage selected employees, officers, directors, consultants and advisers to accept or continue employment or association with us, and (3) increase the interest of selected employees, officers, directors, consultants and advisers in our welfare through participation in the growth in value of our common stock. All of our approximately 12 current employees, directors and consultants are eligible to participate in the 2013 Plan.

Administration

The 2013 Plan is to be administered by the Board or by a committee to which administration of the Plan, or of part of thereof, is delegated by the Board. The 2013 Plan is currently administered by our Compensation Committee, which we refer to below as the “Administrator.” The Administrator is responsible for selecting the officers, employees, directors, consultants and advisers who will receive Options, Stock Appreciation Rights and Stock Awards. Subject to the requirements imposed by the 2013 Plan, the Administrator is also responsible for determining the terms and conditions of each Option and Stock Appreciation Right award, including the number of shares subject to the Option, the exercise price, expiration date and vesting period of the Option and whether the option is an Incentive Option or a Non-Qualified Option. Subject to the requirements imposed by the 2013 Plan, the Administrator is also responsible for determining the terms and conditions of each Stock Award, including the number of shares granted, the purchase price (if any), and the vesting, transfer and other restrictions imposed on the stock. The Administrator has the power, authority and discretion to make all other determinations deemed necessary or advisable for the administration of the 2013 Plan or of any award under the 2013 Plan.

Neither the Board nor any committee of the Board to which administration of the 2013 Plan is delegated will provide advice to participants about whether or not to accept or exercise their awards. Each participant must make his or her own decision about whether or not to accept or exercise an award.

The 2013 Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not a qualified pension, profit sharing or bonus plan under Section 401(a) of the Internal Revenue Code

Stock Subject to the 2013 Plan

Subject to the provisions of the 2013 Plan relating to adjustments upon changes in common stock, an aggregate of 375,000 shares of common stock are currently subject to outstanding awards under the 2013 Plan or future awards under the 2013 Plan.

If awards granted under the 2013 Plan expire or otherwise terminate or are cancelled without being exercised in full, the shares of common stock not acquired pursuant to such awards will again become available for issuance under the 2013 Plan. If shares of common stock issued pursuant to awards under the 2013 Plan are forfeited to or repurchased by us, the forfeited or repurchased stock will again become available for issuance under the 2013 Plan.

If shares of common stock subject to an award are not delivered to a participant because such shares are withheld for payment of taxes incurred in connection with the exercise of an Option, or the issuance of shares under a Stock Award, or the award is exercised through a reduction of shares subject to the award (“net exercised”), then the number of shares that are not delivered will not again be available for issuance under the 2013 Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the shares tendered will not again be available for issuance under the 2013 Plan.

Eligibility

All directors, employees, consultants and advisors of the Company and its subsidiaries are eligible to receive awards under the 2013 Plan. Incentive Options may only be granted under the 2013 Plan to a person who is a full-time officer or employee of the Company or a subsidiary. The Administrator will determine from time to time which directors, employees, consultants and advisers will be granted awards under the 2013 Plan.

Terms of Awards

Written Agreement

Each award under the 2013 Plan will be evidenced by an agreement in a form approved by the Administrator.

Exercise Price; Base Value

The exercise price for a Non-Qualified Option or an Incentive Option may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the Non-Qualified Option or Incentive Option. With respect to an Option holder who owns stock possessing more than 10% of the total voting power of all classes of our stock, the exercise price for an Incentive Option may not be less than 110% of the fair market value of the Common Stock on the date of the grant of the Incentive Option. The base value of a Stock Appreciation Right shall also be no less than 100% of the Common Stock on the date of the grant of the Stock Appreciation Right. The 2013 Plan does not specify a minimum exercise price for Stock Awards.

Vesting

Each Option, Stock Appreciation Right or Stock Award will become exercisable or non-forfeitable (that is, “vest”) under conditions specified by the Administrator at the time of grant. Vesting typically is based upon continued service as a director or employee, but may be based upon any performance criteria and other contingencies that are determined by the Administrator. Shares subject to Stock Awards may be subject to specified restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Administrator.

Expiration Date

Each Option or Stock Appreciation Right must be exercised by a date specified in the award agreement, which may not be more than ten years after the grant date. Except as otherwise provided in the relevant agreement, an Option or Stock Appreciation Right ceases to be exercisable ninety days after the termination of the holder’s employment with us.

Transfers of Options

Unless otherwise determined by the Administrator, Options are not transferable except by will or the laws of descent and distribution.

Purchase Price Payment

Unless otherwise determined by the Administrator, the purchase price of Common Stock acquired under the 2013 Plan is payable by cash or check at the time of an Option exercise or acquisition of a Stock Award. The Company does not charge participants any fees or commissions in connection with their acquisition of Common Stock under the 2013 Plan. The Administrator also has discretion to accept the following types of payment from participants:

•A secured or unsecured promissory note, provided that this method of payment is not available to a participant who is a director or an executive officer;

•Shares of our Common Stock already owned by the Option or Stock Award holder as long as the surrendered shares have a fair market value that is equal to the acquired stock and have been owned by the participant for at least six months;

•The surrender of shares of Common Stock then issuable upon exercise of an Option; and

•A “cashless” option exercise in accordance with applicable regulations of the SEC and the Federal Reserve Board.

Withholding Taxes

At the time of his or her exercise of an Option or Stock Appreciation Right, an employee is responsible for paying all applicable federal and state withholding taxes. A holder of Stock Awards is responsible for paying all applicable federal and state withholding taxes once the shares covered by the award cease to be forfeitable or at any other time required by applicable law.

Securities Law Compliance

Shares of Common Stock will not be issued pursuant to the exercise of an Option or the receipt of a Stock Award unless the Administrator determines that the exercise of the Option or receipt of the Stock Award and the issuance and delivery of such shares will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933 (the “Securities Act”), applicable state and foreign securities laws and the requirements of any stock exchange on which our Common Stock is traded.

Effects of Certain Corporate Transactions

Except as otherwise determined by the Administrator, in the event of a “corporate transaction,” all previously unexercised Options and Stock Appreciation Rights will terminate immediately prior to the consummation of the corporate transaction and all unvested Restricted Stock awards will be forfeited immediately prior to the consummation of the corporate transaction. The Administrator, in its discretion, may permit exercise of any Options or Stock Appreciation Rights prior to their termination, even if those awards would not otherwise have been exercisable, or provide that outstanding awards will be assumed or an equivalent Option or Stock Appreciation Right substituted by a successor corporation. The Administrator, in its discretion, may remove any restrictions as to any Restricted Stock awards or provide that all outstanding Restricted Stock awards will participate in the corporate transaction with an equivalent stock substituted by the successor corporation subject to the restrictions. In general, a “corporate transaction” means:

•Our liquidation or dissolution;

•Our merger or consolidation with or into another corporation as a result of which we are not the surviving corporation;

•A sale of all or substantially all of our assets; or

•A purchase or other acquisition of more than 50% of our outstanding stock by one person, or by more than one person acting in concert.

Other Adjustment Provisions

If the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Administrator, in its discretion, in (1) the number and class of shares of stock subject to the 2013 Plan and each Option and grant of Stock Awards outstanding under the 2013 Plan, and (2) the purchase price of each outstanding Option and (if applicable) Stock Award. For example, if an Option is for 1,000 shares for $2.00 per share and there is a 2-for-1 stock split, the Option would be adjusted to be exercisable for 2,000 shares at $1.00 per share.

Amendment or Termination of the Plan

The Board of Directors may at any time amend, discontinue or terminate the 2013 Plan. With specified exceptions, no amendment, suspension or termination of the Plan may adversely affect outstanding Options or Stock Appreciation Rights or the terms that are applicable to outstanding Stock Awards. No amendment, suspension or termination of the Plan requires stockholder approval unless such approval is required under applicable law or under the rules of any stock exchange on which our Common Stock is traded. Unless terminated earlier by the Board of Directors, the 2013 Plan will terminate automatically on March 15, 2023, which is the tenth anniversary of the date of the 2013 Plan’s adoption by the Board.

As of March 31, 2017, there were 175,331 shares previously issued or subject to outstanding awards under the 2013 Plan and 199,668 shares were available for future issuance under the 2013 Plan

Director Compensation

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board of Directors. Our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors (i.e. directors who are not employed by us as officers or employees) with those of the Company and its stockholders, and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment. Directors who are also employees of our company do not receive compensation for their service on our Board of Directors.

Under our director compensation program, each non-employee director will receive annual compensation of $25,000, which amount will be paid $15,000 in cash, and $10,000 through the grant of restricted common stock. In addition, the Chairperson of the Audit Committee will receive a $5,000 annual retainer in cash. All cash fees are to be paid quarterly. In addition, Mr. Rice receives an hourly fee of $275 in connection with his service on the Board’s Strategy Committee. Also, each non-employee director may be reimbursed for his reasonable expenses incurred in the performance of his duties as a director as our Board of Directors determines from time to time. Our Compensation Committee intends to evaluate our director compensation program and determine whether any changes should be recommended to the Board.

On January 10, 2017, in connection with their appointment to our Board of Directors, we granted each of Sam Bell and Frank Garofalo 10,000 shares of common stock of the Company, under the 2013 Plan, with such shares to vest in four equal, successive quarterly installments. On February 15, 2017, in connection with his appointment to our Board of Directors, we granted John Rice 5,231 shares of common stock of the Company, under the 2013 Plan, with such shares to vest in four equal, successive quarterly installments.

The following table sets forth certain information concerning the compensation paid to non-employee directors in 2016 for their services as directors of the Company. Messrs. Bell, Garofalo and Rice, our current non-employee directors, were not directors of the Company in 2016. The compensation of Mr. Cola, who serves as a director and as our President and Chief Executive Officer, is described in the Summary Compensation Table of Executive Officers. Our non-employee directors do not receive fringe or other benefits.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Thomas P. O’Mara(1)	$—	—	—	$—
Michael Thacker(1)	$—	—	—	$—

(1)Messrs. O’Mara and Thacker resigned as directors on January 10, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2017 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by our named executive officers and each of our directors (and director nominees) and (c) by all executive officers and directors of the Company as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with SEC rules. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Percentage ownership is based on 4,570,199 shares of our common stock outstanding on March 31, 2017. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options, warrants or other rights held by such person that are currently convertible or exercisable or will become convertible or exercisable within 60 days of March 31, 2017 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise stated, the address of each 5% or greater beneficial holder is c/o Sigma Labs, Inc., 3900 Paseo del Sol, Santa Fe, New Mexico 87507. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominee
Mark J. Cola(1)	188,579	4.12%
Ronald Fisher(2)	2,625	*
Amanda Cola(1)	188,579	4.12%
Sam P. Bell(3)	10,000	*
Frank J. Garofalo(3)	10,000	*
John Rice(4)	5,232	*
All Executive officers and directors as a group (7 persons)(5)	231,936	5.07%

5% or Greater Shareholders
Sabby Management, LLC and Hal Mintz(6)	250,000	5.47%
CVI Investments, Inc. and Heights Capital Managaement, Inc.(7)	250,000	5.47%

*Less than 1%.

(1)The shares shown are owned of record by The Mark & Amanda Cola Revocable Trust, U/A August 31, 2012, except that, of the shares shown, 7,874 shares are held by Mark Cola’s spouse, Amanda Cola. The shares shown also include 20,625 shares that may be acquired within 60 days of March 31, 2017 upon the exercise of an outstanding stock option held by Mr. Cola.

(2)Of the shares shown, 750 shares were unvested as of March 31, 2017, and 1,375 shares are subject to a stock option that is exercisable as to such shares.

(3)The shares vest in four equal installments of 2,500 shares each, beginning on April 10, 2017.

(4)The shares vest in four equal installments of 1,308 shares each, beginning on May 15, 2017.

(5)Includes 22,000 shares that may be acquired now or within 60 days of March 31, 2017 upon the exercise of outstanding stock options.

(6)According to a report on Schedule 13G filed with the SEC on February 15, 2017, (i) Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Master Fund, Ltd. beneficially own 125,000 and 125,000 shares of our common stock, respectively; and (ii) Sabby Management, LLC and Hal Mintz each beneficially own 250,000 shares of our common stock. Sabby Management, LLC and Hal Mintz do not directly own any shares of our common stock, but each indirectly owns 250,000 shares. Sabby Management, LLC, a Delaware limited liability company, indirectly owns 250,000 shares of our common stock because it serves as the investment manager of Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd., Cayman Islands companies. Mr. Mintz indirectly owns 250,000 common shares in his capacity as manager of Sabby Management, LLC. The address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(7)According to a report on Schedule 13G filed with the SEC on February 24, 2017, Heights Capital Management, Inc. is the investment manager to CVI Investments, Inc. and as such may exercise voting and dispositive power over the shares shown. Each of CVI Investments, Inc. and Heights Capital Management, Inc. disclaimed any beneficial ownership of any such shares, except for their pecuniary interest therein. The address of CVI Investments, Inc. is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Island. The address of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with Directors and Officers

We entered into an employment letter agreement with Murray Williams, effective July 18, 2016, pursuant to which Mr. Williams serves as our Chief Financial Officer, Treasurer, principal accounting officer and principal financial officer on an “at-will” basis. Under the employment letter agreement, Mr. Williams is entitled to (i) be paid at the rate of $200 per hour (his monthly hours will not exceed 25 hours, without the prior written consent of our President and Chief Executive Officer), (ii) a grant, effective as of July 22, 2016, under our 2013 Plan of 15,500 shares of restricted common stock of the Company, which shares will vest on the one-year anniversary of the effective date of Mr. Williams’ employment (the “First Anniversary Date”), provided, however, that vesting as to 50% of the shares accelerated effective as of the closing of our underwritten public offering (i.e., February 21, 2017), and (iii) a grant, effective as of July 22, 2016, under our 2013 Plan of a non-qualified stock option to purchase up to 31,500 shares of our common stock. The option has an exercise price equal to the closing price of our common stock on the date of grant, will vest and become exercisable as follows: 10,500 shares will vest and become exercisable on the First Anniversary Date, and the balance of the shares underlying the option will vest and become exercisable in eight equal installments of 2,625 shares each on a quarterly basis following the First Anniversary Date, provided, in each case, that Mr. Williams remains an employee of the Company through such vesting date, and is on the other terms set forth in our standard form of nonqualified stock option agreement. In 2016, we paid Mr. Williams $60,400 under his employment letter agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in the right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Person Transactions

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons (other than compensation-related matters, which should be reviewed by our Compensation Committee), in accordance with its Charter and the Nasdaq marketplace rules. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

SELLING STOCKHOLDERS

Selling Stockholders Table

This prospectus covers an aggregate of 434,877 shares of our common stock, consisting of (i) 242,131 shares of our common stock currently issuable upon the conversion of the Notes held by the selling stockholders, (ii) 84,746 shares of our common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon conversion of the Notes in the event that the price-based anti-dilution provisions of the Notes are triggered, (iii) 80,000 shares of common stock currently issuable upon the exercise of the Warrants held by the selling stockholders, and (iv) 28,000 shares of common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon exercise of the Warrants in the event that the price-based anti-dilution provisions of the Warrants are triggered.

On October 19, 2016, we completed a private placement of the Notes (in the aggregate principal amount of $1,000,000) and Warrants to the selling stockholders, under a Securities Purchase Agreement, for aggregate gross proceeds, before expenses, to the Company of $900,000. The Notes mature on October 17, 2017 and the Warrants expire on October 17, 2019. In connection with the private placement, the Company entered into the Registration Rights Agreement with the selling stockholders, pursuant to which the Company agreed to file a registration statement covering the shares of common stock included in this prospectus.

We are registering the shares under the Securities Act of 1933, as amended (the “Securities Act”), to give the selling stockholders the opportunity, if they so desire, to publicly sell the shares for their own accounts in such amounts and at such times and prices as each may choose. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares included in this prospectus.

Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders. The term “selling stockholder” or “selling stockholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder. As of March 15, 2017, we had 4,570,199 shares of common stock issued and outstanding.

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering(1)
	Number of Shares		Percent	Number of Shares Being Offered	Number of Shares	Percent
L1 Capital Global Opportunities Master Fund, Ltd.	304,414	(2)	4.99%	304,414	-0-	-
WWOD Holdings, LLC	130,463	(3)	2.7%	130,463	-0-	-

(1)Assumes the selling stockholder sells all of the shares of common stock included in this prospectus.

(2)Comprised of (i) 169,492 shares of our common stock currently issuable upon the conversion of the Notes held by this selling stockholder, (ii) 59,322 shares of our common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon conversion of such Notes in the event that the price-based anti-dilution provisions of the Notes are triggered, (iii) 56,000 shares of common stock currently issuable upon the exercise of the Warrants held by this selling stockholder, and (iv) 19,600 shares of common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon exercise of such Warrants in the event that the price-based anti-dilution provisions of the Warrants are triggered. Under the terms of the Warrant, the holder does not have the right to exercise the Warrant to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our common stock outstanding immediately after giving effect to such exercise. By written notice to us, however, the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. Similarly, under the terms of the Note, the holder does not have the right to convert the Note to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage. By written notice to us, however, the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. David Feldman, Director of L1 Capital Global Opportunities Master Fund, Ltd., has voting and investment control over the shares of common stock shown.

(3)Comprised of (i) 72,6392 shares of our common stock currently issuable upon the conversion of the Notes held by this selling stockholder, (ii) 25,424 shares of our common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon conversion of such Notes in the event that the price-based anti-dilution provisions of the Notes are triggered, (iii) 24,000 shares of common stock currently issuable upon the exercise of the Warrants held by this selling stockholder, and (iv) 8,400 shares of common stock, which represent our estimate of the maximum number of additional shares of common stock that could become issuable upon exercise of such Warrants in the event that the price-based anti-dilution provisions of the Warrants are triggered. Under the terms of the Warrant, the holder does not have the right to exercise the Warrant to the extent that after giving effect to such exercise, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage. By written notice to us, however, the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. Similarly, under the terms of the Note, the holder does not have the right to convert the Note to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of the Maximum Percentage. By written notice to us, however, the holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99%. Neil B. Rock, Manager of WWOD Holdings, LLC, has voting and investment control over the shares of common stock shown.

Relationships with Selling Stockholders

All selling stockholders are investors who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years. Based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•an exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•a combination of any such methods of sale; and

•any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective with respect to a particular share covered by this prospectus until the earlier of (1) such time as such share has been sold, (2) the date on which such share may be sold without restriction pursuant to Rule 144 of the Securities Act, or (3) two years from the effective date of the registration statement of which this prospectus constitutes a part, if the selling stockholders’ beneficial ownership of shares of the Company’s common is below a total of 10% of the shares covered by this prospectus.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our articles of incorporation and bylaws, which are included as exhibits to the registration statement on Form S-1 of which this prospectus is a part for additional information about our securities.

We are presently authorized to issue 7,500,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock, of which 1,610,000 shares have been designated “Series A Preferred Stock.” As of May 15, 2017, we had 4,570,199 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

We have one class of common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders and do not have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by our board of directors in its discretion from funds legally available for that use, subject to any preferential dividend rights of outstanding preferred stock. They are also entitled to share on a pro rata basis in any distribution to our common stockholders upon our liquidation, dissolution or winding up, subject to the prior rights of any outstanding preferred stock. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by us, and they do not have the right to require the redemption of their shares or the conversion of their shares into any other class of our stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under our articles of incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

In connection with our underwritten public offering of equity securities on February 21, 2017, we created a series of Preferred Stock called “Series A Preferred Stock.” None of such shares were issued in such offering.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaw

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

•a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could adversely affect the rights of our common stockholders or be used to deter a possible acquisition of our company;

•the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our articles of incorporation and bylaws regarding the election and removal of directors;

•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Transfer Agent

Our transfer agent is Interwest Transfer Company, Inc. The address of our transfer agent is 1981 Murray Holladay Road, Suite 100 Salt Lake City, Utah 84117.

LEGAL MATTERS

The validity of the shares being offered hereby has been passed upon by TroyGould PC, Los Angeles, California. TroyGould PC and some of its attorneys own shares of our common stock constituting in the aggregate less than 1% of our outstanding shares of common stock.

EXPERTS

The financial statements as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 included in this prospectus have been so included in reliance on the reports of Pritchett, Siler & Hardy, P.C., an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and photocopying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.sigmalabsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572 FAX (801) 447-9578

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Sigma Labs, Inc.

Santa Fe, New Mexico

We have audited the accompanying balance sheets of Sigma Labs, Inc. as of December 31, 2016 and 2015 and the related statements of operations, stockholders’ equity and cash flows for the years then ended. Sigma Labs, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sigma Labs, Inc. as of December 31, 2016 and 2015 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PRITCHETT, SILER & HARDY, P.C.

PRITCHETT, SILER & HARDY, P.C.

Farmington, Utah

March 31, 2017

Sigma Labs, Inc.

Condensed Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$398,391	$1,539,809
Accounts Receivable, net	288,236	280,222
Inventory	187,241	20,129
Prepaid Assets	36,056	38,687
Total Current Assets	909,924	1,878,847

Other Assets:
Property and Equipment, net	564,933	714,754
Intangible Assets, net	226,450	167,644
Investment in Joint Venture	500	9,222
Prepaid Stock Compensation	167,562	418,547
Total Other Assets	959,445	1,310,167

TOTAL ASSETS	$1,869,369	$3,189,014

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$112,175	$38,393
Notes Payable, net of original issue discount $79,886	561,834	-
Accrued Expenses	125,116	71,523
Total Current Liabilities	799,125	109,916

Long-Term Liabilities
Derivative Liability	93,206	-
Total Long-Term Liability	93,206	-
TOTAL LIABILITIES	892,331	109,916

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized; 3,133,789 and 3,119,537 issued and outstanding at December 31, 2016 and 2015, respectively	3,135	3,120
Additional Paid-In Capital	10,734,857	10,640,098
Accumulated Deficit	(9,760,954)	(7,564,120)
Total Stockholders' Equity	977,038	3,079,098

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,869,369	$3,189,014

Sigma Labs, Inc.

Condensed Statements of Operations

	Years Ended December 31
	2016	2015

Revenues	$966,422	$1,234,810

COST OF REVENUE	228,902	214,004

GROSS PROFIT	737,520	1,020,806

EXPENSES:
Other General and Administration	1,790,096	1,282,952
Payroll Expense	1,026,840	585,706
Stock-Based Compensation	341,558	518,438
Research and Development	92,992	330,554
Total Expenses	3,251,486	2,717,650

OTHER INCOME (EXPENSE)
Interest Income	355	1,340
Other Income	51,703	-
Other Income-Decrease in fair value of derivative liabilities	354,644	-
Other Expense - Debt discount amortization	(89,570)	-
Loss on Investment in Joint Venture	-	(778)
Total Other Income	317,132	562

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,196,834)	(1,696,282)

Provision for income Taxes	-	-

Net Loss	$(2,196,834)	$(1,696,282)

Net Loss per Common Share - Basic and Diluted	$(0.70)	$(0.54)

Weighted Average Number of Shares Outstanding - Basic and Diluted	3,125,022	3,114,241

Sigma Labs, Inc.

Statement of Stockholders' Equity

For The Years Ended December 31, 2016 and 2015

	Common Stock Shares	Common Stock Amount	Additional Paid in Capital	Accumulated Deficit	Totals

Balance December 31, 2014	3,098,705	$3,099	$10,414,931	$(5,867,838)	$4,550,192

Shares issued for services at a price of $10.60	18,019	18	190,983	-	191,001

Shares issued for services at a price of $11.80	1,250	1	14,749	-	14,750

Shares issued for services at a price of $13.00	313	1	4,062	-	4,063

Shares issued for services at a price of $12.30	1,250	1	15,373	-	15,374

Net loss for the year ended December 31, 2015	-	-	-	(1,696,282)	(1,696,282)

Balance December 31, 2015	3,119,537	3,120	10,640,098	(7,564,120)	3,079,098

Shares forfeited	(10,000)	(10)	(257,990)	-	(258,000)

Shares issued for services at a price of $9.64	313	1	3,010	-	3,011

Shares issued for services at a price of $9.74	1,540	2	14,997	-	14,999

Shares issued for services at a price of $8.50	1,764	2	14,998	-	15,000

Shares issued for services at a price of $6.10	1,230	1	7,499	-	7,500

Shares issued for services at a price of $5.96	1,257	1	7,498	-	7,499

Fractional shares issued at reverse stock split	565	1	-	-	1

Stock options awarded to employees	-	-	200,504	-	200,504

Shares issued for services at a price of $6.00	2,083	2	12,498	-	12,500

Shares issued for services at a price of $5.92	15,500	15	91,745	-	91,760

Derivative value on issuance date - warrants and notes payable conversion feature	-	-	(447,850)	-	(447,850)

Debt discount on notes payable	-	-	447,850	-	447,850

Net loss for the twelve months ended December 31, 2016	-	-	-	(2,196,834)	(2,196,834)

Balance December 31, 2016	3,133,789	$3,135	$10,734,857	$(9,760,954)	$977,038

Sigma Labs, Inc. and Subsidiaries

Condensed Statements of Cash Flows

	Years Ended December 31
	2016	2015
OPERATING ACTIVITIES
Net Loss	$(2,196,834)	$(1,696,282)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	2,308
Depreciation	172,315	166,744
Stock Compensation	(345,759)	518,438
Net effect of derivative liability and debt discount related to notes payable	354,644	-
Note payable original issue discount	20,114	-
Note payable debt discount amortization	89,570	-
Change in assets and liabilities:
Accounts Receivable	(8,014)	(157,612)
Allowance for Doubtful Accounts	-	95,511
(Decrease in allowance for Doubtful Accounts)	-	(4,884)
Inventory	(167,112)	36,046
Prepaid Assets	2,631	23,702
Accounts Payable	73,782	(271,305)
Accrued Expenses	53,593	26,871
NET CASH USED IN OPERATING ACTIVITIES	(1,962,314)	(1,260,463)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(22,494)	(78,471)
Purchase of Intangible Assets	(65,332)	(74,104)
Investment in Joint Venture	8,722	(10,000)
Loss on Investment in Joint Venture	-	778
NET CASH USED IN INVESTING ACTIVITIES	(79,104)	(161,797)

FINANCING ACTIVITIES
Proceeds from issuance of notes payable	900,000	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	900,000	-

NET CASH DECREASE FOR PERIOD	(1,141,418)	(1,422,260)

CASH AT BEGINNING OF PERIOD	1,539,809	2,962,069

CASH AT END OF PERIOD	$398,391	$1,539,809

Supplemental Disclosure for Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$152,265	$-
Cancellation of Common Stock previously issued for services	$(258,000)	$-
Derivative Liability	$93,206	$-

SIGMA LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

NOTE 1 – Summary of Significant Accounting Policies

Nature of Business – On September 13, 2010 Sigma Labs, Inc., formerly named Framewaves, Inc., a Nevada corporation, acquired 100% of the shares of B6 Sigma, Inc. by exchanging 6.67 shares of Framewaves, Inc. restricted common stock for each issued and outstanding share of B6 Sigma, Inc. The acquisition has been accounted for as a “reverse purchase,” and accordingly the operations of Framewaves, Inc. prior to the date of acquisition have been eliminated. Unless otherwise indicated or the context otherwise requires, the term “B6 Sigma” refers to B6 Sigma, Inc., a Delaware corporation, which, until the short-form merger referenced below, was our wholly-owned, operating company acquired in September 2010; the terms the “Company,” “Sigma,” “we,” “us” and “our” refer to Sigma Labs, Inc., together with B6 Sigma, Inc. Prior to December 29, 2015, we conducted substantially all of our operations through B6 Sigma. On December 29, 2015, we completed a short-form merger of B6 Sigma into Sigma. As a result, B6 Sigma became part of Sigma and no longer exists as a subsidiary.

B6 Sigma, Inc., incorporated February 5, 2010, was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique manufacturing and materials technologies. The Company believes that some of these technologies will fundamentally redefine conventional quality assurance and process control practices by embedding them into the manufacturing processes in real time, enabling process intervention and ultimately leading to closed loop process control. The Company anticipates that its core technologies will allow its clientele to combine advanced manufacturing quality assurance and process control protocols with novel materials to achieve breakthrough product potential in many industries including aerospace, defense, oil and gas, bio-medical, and power generation.

Basis of Presentation – The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at December 31, 2016 and 2015 and for the periods then ended have been made.

Reclassification – Certain amounts in prior-period financial statements have been reclassified for comparative purposes to conform to presentation in the current-period financial statements.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Property and Equipment – Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated life has been determined to be three years unless a unique circumstance exists, which is then fully documented as an exception to the policy.

Fair Value of Financial Instruments - The Company applies ASC 820, “Fair Value Measurements.” This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

Fair Value of Financial Instruments – The Company adopted ASC 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, prepaid stock compensation, receivables accounts payable, and accrued liabilities each qualify as financial instruments and are a reasonable estimate of fair value because on the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

In addition, FASB ASC 825-10-25, Fair Value Option was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Fair value of financial instruments is as follows:

	December 31, 2016		Date of Issuance October 17, 2016
	Fair Value	Input Level	Fair Value	Input Level

Derivative liability – $1 million of Notes issued October 17, 2016	$56,557	Level 3	$271,754	Level 3
Derivative liability – 160,000 warrants issued October 17, 2016	$36,649	Level 3	$176,096	Level 3

The derivative liability is the result of the $1 million of Notes, and the 160,000 warrants, that were issued in October 2016, both of which contain anti-dilution provisions in the event the Company engages in specified transactions. The Notes mature on October 17, 2017 and the warrants expire on October 17, 2019. The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable input (Level 3) on October 17, 2016 and December 31, 2016:

Conversion feature derivative liability
Fair value on issuance date	$447,850
Change in fair value	(354,644)
Balance December 31, 2016	$93,206

At December 31, 2015, the Company had two outstanding warrants to purchase a total of 12,500 shares of common stock but the warrants did not contain anti-dilution provisions, and thus were not derivative liabilities. The fair value of one of the warrants of $271,250 was expensed on the date of issuance in 2014, and was calculated using a Black-Scholes option pricing model with the following assumptions: expected life of two years, expected volatility of 201%, a risk-free interest rate of 0.39%, and an expected dividend yield of 0%. The fair value of the other warrant of $36,250 was expensed on the date of issuance in 2014, and was calculated using a Black-Scholes option pricing model with the following assumptions: expected life of two years, expected volatility of 287%, a risk-free interest rate of 0.41%, and an expected dividend yield of 0%.

Income Taxes – The Company accounts for income taxes in accordance with ASC Topic No. 740, “Accounting for Income Taxes.”

The Company adopted the provisions of ASC Topic No. 740, “Accounting for Income Taxes,” at the date of inception on February 5, 2010. As a result of the implementation of ASC Topic No. 740, the Company recognized no increase in the liability for unrecognized tax benefits.

The Company has no tax positions at December 31, 2016 and 2015 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the year ended December 31, 2016, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at December 31, 2016 or 2015. All tax years starting with 2010 are open for examination.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Accounts Receivable and Allowance for Doubtful Accounts - Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. We determine the allowance for doubtful accounts by identifying potential troubled accounts and by using historical experience and future expectations applied to an aging of accounts. Trade accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded as income when received. There no allowance for doubtful accounts at December 31, 2016 or 2015.

Long-Lived and Intangible Assets – Long-lived assets and certain identifiable definite life intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived assets. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. No impairment was recorded in the years ended December 31, 2016 or 2015.

Recently Enacted Accounting Standards – The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants.

Recent Accounting Standards Updates (“ASU”) through ASU No. 2015-01 contain technical corrections to existing guidance or affects guidance to specialized industries or situations. The Company has evaluated recently issued technical pronouncements and has determined that these updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less at date of purchase to be cash equivalents.

Concentration of Credit Risk - The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Organization Expenditures – Organizational expenditures are expensed as incurred for SEC filings, but capitalized and amortized for income tax purposes.

Stock Based Compensation – The Company recognizes compensation costs to employees under ASC Topic No. 718, “Compensation – Stock Compensation.” Under ASC Topic No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements may include stock options, grants of shares of common stock with and without restrictions, performance based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at its fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option or stock grants. Unvested option or stock grants for compensation are included in the Statement of Stockholders’ Equity as a contra-equity account as “Deferred Compensation.”

Equity instruments issued to non-employees are recorded on the basis of the fair value of the instruments, as required by ASC Topic No. 505, “Equity Based Payments to Non-Employees.” In general, the measurement date is either (a) when a performance commitment, as defined, is reached or (b) the earlier of the date that (i) the non-employee performance requirement is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Amortization - Utility patents are amortized over a 17 year period. Patents which are pending are not amortized.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management. Significant accounting estimates that may materially change in the near future are impairment of long-lived assets, values of stock compensation awards and stock equivalents granted as offering costs, and allowance for bad debts and inventory obsolescence.

Revenue Recognition – The Company’s revenue is derived primarily from providing services under contracts. The Company recognizes revenue in accordance with ASC Topic No. 605 based on the following criteria: Persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. In general, the Company recognizes service revenue as significant services under the relevant arrangement have been performed.

Deferred Stock Offering Costs – Costs related to stock offerings (if any) are deferred and will be offset against the proceeds of the offering in additional paid-in capital. In the event a stock offering is unsuccessful, the costs relating to the offering will be written-off directly to expense.

Inventory – Inventories consist of raw materials used in the production of customized parts totaling $187,241 and $20,129, as of December 31, 2016 and 2015, respectively, and nominal work-in-process components which will be sold to customers. Inventories are valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

Research and Development – Research and development costs are expensed as they are incurred. Research and development costs for the years ended December 31, 2016 and 2015 were $92,992 and $330,554, respectively.

NOTE 2 – Stockholders’ Equity

Common Stock

In March 2015, the Company issued 5,000 shares of stock to a director. The Company also issued 2,500 shares of stock to an officer, and an aggregate of 10,519 shares of stock to two consultants, subject to vesting restrictions. The shares were issued pursuant to the 2013 Plan. The shares were valued at $10.60 or $191,000. During the years ended December 31, 2016 and 2015, 1,501 and 16,159 of the shares vested, respectively. The 1,501 shares unvested at December 31, 2015 (valued at $15,905) was reflected as prepaid assets.

In August 2015, in conjunction with the hiring of Ron Fisher, the Company's Vice President of Business Development, the Company issued to Mr. Fisher 1,250 shares of common stock, subject to performance-based vesting restrictions.

In November 2015, the Company issued 313 shares of common stock to an employee valued at $13.00 per share, or $4,063, and issued 1,250 shares of common stock to an employee valued at $12.30 per share, or $15,375.

Effective March 17, 2016, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-100 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock decreased from 311,484,918 pre-Reverse Stock Split shares to 3,114,855 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 375,000,000 to 3,750,000 shares of common stock. All amounts shown for common stock included in these financial statements are presented post-Reverse Stock Split.

In February 2016, the Company issued 313 shares of common stock to a new employee, valued at $9.64 per share, or $3,012.

In March 2016, the Company issued 1,540 shares of common stock to a consultant, valued at $9.74 per share, or $14,999.

In April 2016, the Company issued 1,764 shares of common stock to a consultant, valued at $8.50 per share, or $15,000.

In May 2016, the Company issued 1,230 shares of common stock to a consultant, valued at $6.10 per share, or $7,499.

In June 2016, the Company issued 1,257 shares of common stock to a consultant, valued at $5.964 per share, or $7,498.

In July 2016, the Company issued 2,083 shares of common stock to a consultant, valued at $6.00 per share, or $12,501.

In July 2016, the Company issued 15,500 shares of common stock to an employee, valued at $5.92 per share, or $91,760.

On April 28, 2016, the Company's Amended and Restated Articles of Incorporation were amended to increase the number of authorized shares of the Company's common stock from 3,750,000 to 7,500,000 shares of common stock. As of December 31, 2016, the Company had 7,500,000 shares of authorized common stock, $0.001 par value per share.

As of December 31, 2016 and 2015, there were 3,133,789 and 3,119,537 shares of common stock issued and outstanding, respectively.

Deferred Compensation

During July 2014, the Company issued to three employees an aggregate of 30,000 shares of the Company’s common stock, subject to restrictions, pursuant to the 2013 Plan. Such shares were valued at the fair value of $774,000 or $25.80 per share. This compensation is being expensed over the vesting period. As of December 31, 2016 and 2015, the balance of unvested compensation cost expected to be recognized was $64,500 (2,500 shares valued at $25.80) and $387,000 (15,000 shares valued at $25.80), respectively, and is recorded as a reduction of stockholders’ equity. The unvested compensation is being recognized over the weighted average period of approximately 2 years (through July 2017).

In November 2014, the Company issued 7,500 shares of stock to a director, subject to restrictions, pursuant to the Company's 2013 Equity Incentive Plan (the “2013 Plan”). The shares were valued at $18.80 or $141,000. All shares vested during the year ended December 31, 2015.

As described under the Common Stock heading above, the Company issued 5,000 shares of stock to a director in March 2015. The Company also issued 2,500 shares of stock to an officer, and an aggregate of 10,519 shares of stock to two consultants, subject to vesting restrictions. The shares were issued pursuant to the 2013 Plan. The shares were valued at $10.60 or $191,000. 16,519 of the shares vested during the year ended December 31, 2015. The remaining 1,501 shares vested during the year ended December 31, 2016 (valued at $15,905).

As described under the Common Stock heading above, in August 2015, the Company issued 1,250 shares of stock to an employee, subject to performance-based vesting restrictions, pursuant to the Company's 2013 Equity Incentive Plan (the “2013 Plan”). The shares were valued at $11.80 or $14,750. As of December 31, 2016, 1,000 of the 1,250 shares are unvested. All of the 1,250 shares were unvested as of December 31, 2015.

As of December 31, 2016 and 2015, the balance of unvested compensation cost expected to be recognized was $167,562 and $418,547, respectively and is recorded as prepaid stock compensation. The unvested compensation is being recognized over the weighted average period of approximately 2 years (through July, 2017).

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock were issued and outstanding at December 31, 2016 and 2015.

Stock Options

On April 28, 2016, at the Annual Meeting of Stockholders of the Company, the Company's stockholders approved an amendment to the 2013 Plan to increase the number of shares of the Company's common stock reserved for issuance under the 2013 Plan by 319,269 shares of our common stock to a total of 375,000 shares (on a post-Reverse Stock Split basis). As of December 31, 2016, an aggregate of 750 shares and 199,669 shares of common stock were reserved for issuance under the 2011 Plan and the 2013 Plan, respectively.

During 2016, the Company granted a total of 73,688 options to 10 employees with vesting periods ranging from 3 to 4 years beginning March 14, 2017. In 2016, 2,938 options vested, and $168,411 of compensation cost had been recognized during the year. As of December 31, 2016, there were options to purchase 101,188 shares outstanding under the plans. Of this amount, there are vested options exercisable into 2,938 shares of common stock. As of December 31, 2016, the Company had 200,419 shares reserved for future grant under its plans and there were no shares exercised during the years ended December 31, 2016 or 2015.

During 2015, the Company granted a total of 28,438 options to three employees with vesting periods ranging from one to four years beginning August 10, 2015. As of December 31, 2015, none of the option grants had vested, and only a nominal amount of compensation cost had been recognized during the year. The weighted average period over which total compensation cost of the options of $306,796 will be recognized is 3.81 years. The weighted average exercise price of the options was $11.88 and the weighted average fair value of the options on the dates of grant was $11.82.

The Company generally grants stock options to employees and directors at exercise prices equal to the fair market value of the Company's stock on the dates of grant. Stock options are typically granted throughout the year and generally vest over four years of service and expire ten years from the date of the award, unless otherwise specified. The Company recognizes compensation expense for the fair value of the stock options over the requisite service period for each stock option award.

Total share-based compensation expense included in the consolidated statements of operations for the years ended December 31, 2016 and 2015 is $341,558 and $518,438, respectively. There was no capitalized share-based compensation cost as of December 31, 2016 and 2015, and there were no recognized tax benefits during the years ended December 31, 2016 and 2015.

To estimate the value of an award, the Company uses the Black-Scholes option-pricing model. This model requires inputs such as expected life, expected volatility and risk-free interest rate. The forfeiture rate also impacts the amount of aggregate compensation. These inputs are subjective and generally require significant analysis and judgment to develop. While estimates of expected life, volatility and forfeiture rate are derived primarily from the Company’s historical data, the risk-free rate is based on the yield available on U.S. Treasury constant maturity rates with similar terms to the expected term of the stock option awards. The fair value of share-based awards was estimated using the Black-Scholes model with the following weighted-average assumptions for the years ended December 31, 2016 and 2015:

Assumptions:

	2016	2015

Dividend yield	0.00	0.00
Risk-free interest rate	1.13-2.32%	2.24-2.32%
Expected volatility	67.3-78.9%	80.5-184%
Expected life (in years)	10	10

Option activity for the year ended December 31, 2016 was as follows:

		Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Yrs.)
				Aggregate Intrinsic Value ($)

	Options

Options outstanding at December 31, 2015	28,438	11.90	9.65	-
Granted	73,688	7.09	9.53	-
Exercised	-	-	-	-
Forfeited or cancelled	(938)	13.00	-	-

Options outstanding at December 31, 2016	101,188	8.39	9.29	-
Options expected to vest in the future as of December 31, 2016	98,250	8.29	9.30	-
Options exercisable at December 31, 2016	2,938	11.78	8.78	-
Options vested, exercisable and options expected to vest at December 31, 2016	101,188	8.39	9.29	-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of our common stock for those awards that have an exercise price currently below the $3.24 closing price of our Common Stock on December 31, 2016. None of the options have an exercise price currently below $3.24.

At December 31, 2016 and 2015, there was $452,551 and $619,300, respectively, of unrecognized share-based compensation expense related to unvested share options with a weighted average remaining recognition period of 9.29 and 9.65 years, respectively.

Warrants

At December 31, 2016, the Company had two outstanding warrants to purchase a total of 80,000 shares of common stock at an exercise price of $8.10 per share. If not exercised, the warrants to purchase 80,000 shares will expire on October 17, 2019.

At December 31, 2015, the Company had two outstanding warrants to purchase a total of 12,500 shares of common stock at an exercise price of $16.00 per share. Warrants to purchase 10,938 shares expired on January 10, 2016 and warrants to purchase 1,563 expired on June 4, 2016.

During the year ended December 31, 2015, a warrant to purchase 10,186 shares of common stock at an exercise price of $30.00 per share as well as a warrant to purchase 71,297 shares of common stock at an exercise price of $30.00 per share expired.

NOTE 3 – Notes Payable

Effective October 17, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) for the private placement by the Company of Secured Convertible Notes in the aggregate principal amount of $1,000,000 (the "Notes") and warrants (the "Warrants") to purchase up to 80,000 shares (the "Warrant Shares") of the Company's common stock ("Common Stock") (subject to adjustment in certain circumstances), for aggregate gross proceeds, before expenses, to the Company of $900,000 (the “Financing Transaction”).

The Notes carry a one-time upfront interest charge of a total of $100,000, which is being expensed to interest expense monthly over the 1-year term of the Notes and correspondingly increases in the Notes Payable balance each period. As of December 31, 2016, the Notes Payable balance is $920,114. However, the effective Notes Payable balance is $1 million since that is the amount we would have to pay in order to payoff the note anytime between now and the maturity date of October 17, 2017, in addition to accrued interest and a 15% pre-payment penalty.

The Notes carry an interest rate of 10% per annum, calculated on the basis of a 360-day year, based on the $1 million Notes Payable effective balance. Such interest is payable every three months in cash, or, at the holder’s option, in unrestricted shares of Common Stock, if a registration statement is then in effect for such shares of common stock.

In connection with the Financing Transaction, the Company entered into a Registration Rights Agreement, dated October 17, 2016, with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement related to the Financing Transaction with the Securities and Exchange Commission (“SEC”) covering the resale of (i) the shares of Common Stock that will be issued to the Investors upon conversion of the Notes (the "Conversion Shares"), and (ii) the Warrant Shares that will be issued to the Investors upon exercise of the Warrants. The Notes are secured by the assets of the Company pursuant to a Security Agreement, dated October 17, 2016, between the Company and the "collateral agent" (as defined in the Notes) for the benefit of itself and each of the Investors.

The Notes are convertible into shares of Common Stock at a conversion price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Notes (subject to adjustment as provided therein). As such, as of December 31, 2016, the conversion price of the Notes was $8.10, which is 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance.

Each Warrant has an initial exercise price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Warrants (subject to adjustment as provided therein), which Warrants may be exercised on a cashless basis as provided in the Warrants. As such, as of December 31, 2016, the exercise price of the Warrants was $4.05, which is 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance.

NOTE 4 – Continuing Operations

The Company has sustained losses and has negative cash flows from operating activities since its inception. However, the Company has had increasing revenues in recent periods. In addition, the Company has raised significant equity capital and is currently securing new product lines to increase future revenues. On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5.25 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. As such, the Company believes it has adequate working capital and cash to fund operations through 2017, and has entered into significant revenue contracts that are expected to generate cash flow in the near term.

NOTE 5 – Income Taxes

The Company accounts for income taxes in accordance with ASC Topic No. 740. This standard requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. Income tax returns open for examination by the Internal Revenue Service consist of tax years ended December 31, 2012 through 2014.

The Company has available at December 31, 2016, unused operating loss carryforwards of approximately $8,328,160, which may be applied against future taxable income and which expire in various years through 2035. However, if certain substantial changes in the Company’s ownership should occur, there could be an annual limitation on the amount of net operating loss carryforward which can be utilized. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards, the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and other temporary differences of approximately $3,767,996 and $2,914,526 at December 31, 2016 and 2015, respectively, and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The change in the valuation allowance is approximately $853,470 and $659,006 for the years ended December 31, 2016 and 2015, respectively.

Deferred tax assets are comprised of the following:

	2016	2015
Deferred tax assets:
NOL carryover	$3,235,490	$2,382,020
Impairments	33,931	33,931
Warrants	498,575	498,575
Valuation allowance	(3,767,996)	(2,914,526)
Net deferred tax asset	$-	$-

The reconciliation of the provision for income taxes computed at the U.S. federal statutory tax rate (34%) to the Company’s effective tax rate for the period ended December 31, 2016 and 2015 is as follows:

	2016	2015

Book Loss	$746,924	$576,736
State taxes	106,546	82,270
Deductible differences	-	-
Change in valuation allowance	(853,470)	(659,006)

Provision for Income Taxes	$-	$-

NOTE 6 – Loss Per Share

The following data show the amounts used in computing loss per share and the effect on income and the weighted average number of shares of dilutive potential common stock for the periods ended December 31, 2016 and 2015:

	Year Ended December 31
	2016	2015
Loss from continuing
Operations available to
Common stockholders (numerator)	$(2,196,834)	$(1,696,282)

Weighted average number of
common shares Outstanding
used in loss per share during
the Period (denominator)	3,125,022	3,114,241

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share or its effect is anti-dilutive.

NOTE 7 – Furniture and Equipment

The following is a summary of property and equipment, purchased, used and depreciated over a three-year period, less accumulated depreciation, as of December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015

Property and Equipment	$993,843	$966,936
Less: Accumulated Depreciation	(428,910)	(252,182)
Net Property and Equipment	$564,933	$714,754

Depreciation expense on property and equipment was $172,315 and $166,744 for the years ended December 31, 2016 and 2015, respectively.

NOTE 8 – Intangible Assets

The Company’s intangible assets consist of Patents, Patent Pending Applications and Customer Contacts.

Provisional patent applications are not amortized until a patent has been granted. Once a patent is granted, the Company will amortize the related costs over the estimated useful life of the patent. If a patent application is denied, then the costs will be expensed at that time.

The customer contacts were acquired in a business acquisition on December 31, 2011 and were to be amortized over their estimated useful life of 3 years.

The following is a summary of definite-life intangible assets less accumulated amortization as of December 31, 2016 and 2015, respectively:

	Year Ended December 31,
	2016	2015

Provisional Patent Applications	$183,574	$137,927
Patents	59,701	39,252
Customer Contacts	262,009	262,009
Less: Accumulated Amortization	(278,833)	(271,544)

Net Intangible Assets	$226,450	$167,644

Amortization expense on intangible assets was $2,309 and $2,308 for the years ended December 31, 2016 and 2015.

The estimated aggregate amortization expense for each of the succeeding years ending December 31 is as follows:

2017	2,309
2018	2,309
2019	2,309
2020	2,309
Thereafter	18,172
$29,717

NOTE 9 – Commitments and Contingencies

Operating Leases – The Company leases office and laboratory space under operating leases. Expense relating to these operating leases was $56,025 and $49,637 for the years ended December 31, 2016 and 2015, respectively. The future minimum lease payments required under non-cancellable operating leases at December 31, 2016 was $40,275. The future minimum lease payments are due during the year 2017.

NOTE 10 – Concentrations

Revenues – During the years ended December 31, 2016 and 2015, the Company had the following significant customers who accounted for more than 10% each of the Company’s revenue in at least one of the periods presented. The loss of the revenues generated by these customers would have a significant effect on the operations of the Company.

Customer	2016	2015

A	40.93%	42.93%
B	29.97%	10.06%
D	8.72%	19.57%
E	7.03%	3.04%
F	4.61%	3.85%

Accounts Receivable – The Company had the following significant customers who accounted for more than 10% each of the Company’s accounts receivable balance at December 31, 2016 and 2015, respectively.

Customer	2016	2015

A	75,74%	37.30%
B	5.31%	14.01%
C	5.24%	27.49%
D	4.12%	7.18%
E	3.18%	0%
F	3.0%	0%

NOTE 11 - Joint Venture

As previously reported in our Form 8-K filed with the SEC on July 6, 2015, we entered into an Operating Agreement and Statement of Work with Arete Innovative Solutions LLC (“Arete”). The Operating Agreement and Statement of Work governed the operations of Arete-Sigma LLC (the "Joint Venture"), a joint venture formed by us and Arete for the purpose of pursuing business opportunities related to AM utilizing our EOS M290 or like machines, including enabling and implementing sales and manufacturing transactions. Under the Operating Agreement and Statement of Work, among other matters reported in our Form 8-K and set forth in the Operating Agreement and Statement of Work, (i) each of Sigma and Arete held a 50% ownership interest in the Joint Venture, and (ii) the Joint Venture was managed by William F. Herman, President of Arete, subject to certain limitations. Based on the Operating Agreement, the Company held the non-controlling interest in the Joint Venture. Therefore, the Joint Venture was not consolidated, but rather was accounted for on the equity method of recording investments. During the years ended December 31, 2016 and 2015, net operations resulted in a loss on the investment of $105 and $778, respectively. The Company terminated the Joint Venture in 2016, but is continuing to pursue business opportunities related to AM utilizing the Company's EOS M290 or like machines.

NOTE 12 - Defined Contribution Plan

In 2014, the Company adopted a qualified 401(K) plan (Plan), in which all employees over the age of 21 may participate. The Company has elected to match 100% of each participant’s contribution up to 3% of salary, and 50% of the next 2% of salary contributed. The Company may also elect, on an annual basis, to make a discretionary contribution to the plan. Company matches and elective contributions vest to participant accounts as follows: 20% after two years of service, and 20% per year thereafter until the participant reaches 6 years of service, at which time, employer contributions vest 100%. The cost of matching contributions were $35,488 in 2016 and $18,315 in 2015.

NOTE 13 – Subsequent Events

In connection with their appointment to the Company’s Board of Directors, on January 10, 2017, the Company granted each of Sam Bell and Frank Garofalo 5,000 shares of common stock of the Company, under the Company’s 2013 Equity Incentive Plan, with such shares to vest in four equal, successive quarterly installments of 1,250 shares each, beginning on April 10, 2017, subject to the requirement that each of Messrs. Bell and Garofalo, as applicable, must remain a director of the Company.

Effective February 15, 2017, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-2 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock decreased from 6,307,577 pre-Reverse Stock Split shares to 3,153,801 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 15,000,000 to 7,500,000 shares of common stock, $0.001 par value per share.

On February 21, 2017, the Company closed an underwritten public offering of 1,410,000 units, with each unit consisting of one share of the Company's common stock and one warrant to purchase one share of common stock. The underwriter exercised the over-allotment option covering additional warrants to purchase up to 211,500 additional shares of common stock.

Gross proceeds to the Company from the offering, including the exercise of the over-allotment option, were approximately $5.8 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company. Dawson James Securities, Inc. acted as the sole underwriter for the offering.

The shares and warrants described above were offered by Sigma Labs pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC"). A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov, or by contacting Dawson James: 1 N. Federal Hwy; Suite 500, Boca Raton, FL 33432, ATTN: Prospectus Department.

On February 14, 2017, in connection with the offering, The NASDAQ Stock Market LLC informed the Company that it had approved the listing of the Company’s common stock and warrants on The NASDAQ Capital Market, effective as of February 15, 2017 (the "Listing"). The Company’s common stock ceased trading on the OTCQB on February 15, 2017, and on such date the common stock and the above described warrants commenced trading on The NASDAQ Capital Market under the ticker symbols “SGLB” and “SGLBW,” respectively.

On February 15, 2017, in conjunction with John Rice's appointment as a director of the Company, the Company issued Mr. Rice 5,231 shares of common stock, which shares will vest in four equal, successive quarterly installments beginning on the first quarterly anniversary of the grant date, provided that an installment will not vest if Mr. Rice is not a director of the Company as of the applicable quarterly anniversary date.

On February 16, 2017, the Company and Mark J. Cola entered into an employment agreement (the "Employment Agreement") for a three-year term, pursuant to which Mr. Cola will continue to serve as the Company’s President, Chief Executive Officer and Chief Operating Officer. The Employment Agreement became effective as of the closing of the public offering described above. Under the Employment Agreement, Mr. Cola is entitled to receive an annual base salary of $220,000, which will be subject to increase in the discretion of the board of directors or Compensation Committee based on its annual assessment of Mr. Cola’s performance and other factors. Pursuant to the Employment Agreement, the Company granted Mr. Cola a stock option to purchase up to 123,750 shares of our common stock under the Company's 2013 Equity Incentive Plan, as amended, vesting in equal quarterly installments over an 18-month period. The Company agreed in the Employment Agreement that, on each of the first and second anniversaries of the effectiveness of the Employment Agreement, Mr. Cola will receive a stock option to purchase 61,875 shares of our common stock. Each stock option will have an exercise price equal to the closing price of our common stock on the date of grant and will vest and become exercisable in equal quarterly installments over an 18-month period, provided, in each case, that Mr. Cola remains an employee of the Company through such vesting date.

On March 27, 2017, we completed funding a loan in the principal amount of $500,000 to Morf3D pursuant to a Secured Convertible Promissory Note dated March 27, 2017 delivered by Morf3D to us. The loan bears interest at the rate of 7% per annum, is due and payable in full on March 27, 2018, is secured by certain assets of Morf3D, and is convertible at our option into 10% of the outstanding shares of the common stock of Morf3D unless Morf3D exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The Secured Convertible Promissory Note also contains representations, warranties, and affirmative and negative covenants of Morf3D and its principal stockholders. The purpose of the loan is to provide working capital to Morf3D to, among other things, lease an EOS M 400 system for Morf3D for Morf3D to expand production for contracts related to AM of high-precision aerospace & defense components, in furtherance of our strategic alliance and in contemplation of a possible acquisition of or merger with Morf3D.

Sigma Labs, Inc.
Condensed Balance Sheets

	(Unaudited)
	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash	$4,633,046	$398,391
Accounts Receivable, net	157,354	288,236
Note Receivable, net	500,000	-
Inventory	200,973	187,241
Prepaid Assets	29,017	36,056
Total Current Assets	5,520,390	909,924

Other Assets:
Property and Equipment, net	558,310	564,933
Intangible Assets, net	237,365	226,450
Investment in Joint Venture	500	500
Prepaid Stock Compensation	165,208	167,562
Total Other Assets	961,383	959,445

TOTAL ASSETS	$6,481,773	$1,869,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$280,020	$112,175
Notes Payable, net of original issue discount $55,228 at March 31, 2017 and net of original issue discount $79,886 and net of debt discount $358,280 at December 31, 2106	944,772	561,834
Accrued Expenses	161,781	125,116
Total Current Liabilities	1,386,573	799,125
Long-Term Liabilities
Derivative Liability	-	93,206
Total Long-Term Liability	-	93,206

TOTAL LIABILITIES	1,386,573	892,331

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized;
None issued and outstanding	-	-
Common Stock, $0.001 par; 7,500,000 shares authorized;
4,570,199 and 3,133,789 issued and outstanding at
March 31, 2017 and 2016, respectively	4,570	3,135
Additional Paid-In Capital	15,795,550	10,734,857
Accumulated Deficit	(10,704,919)	(9,760,954)
Total Stockholders’ Equity	5,095,201	977,038

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,481,773	$1,869,369

The accompanying notes are an integral part of these financial statements

Sigma Labs, Inc.
Condensed Statements of Operations
(Unaudited)
	Three Months Ended
	March 31, 2017	March 31, 2016

Revenues	$150,203	$358,455

COST OF REVENUE	74,534	107,581

GROSS PROFIT	75,669	250,874

EXPENSES:
Other General and Administration	643,795	395,488
Payroll Expense	376,621	215,589
Stock-Based Compensation	139,632	71,551
Research and Development	48,762	39,071
Total Expenses	1,208,810	721,699

OTHER INCOME (EXPENSE)
Interest Income	343	158
Other Income	152,068	-
Other Income-Decrease in fair value of derivative liabilities	93,206	-
Other Expense - Debt discount amortization	(56,441)	-
Total Other Income	189,176	158

LOSS BEFORE PROVISION FOR INCOME TAXES	(943,965)	(470,667)

Provision for income Taxes	-	-

Net Loss	$(943,965)	$(470,667)

Net Loss per Common Share - Basic and Diluted	$(0.25)	$(0.08)

Weighted Average Number of Shares Outstanding
- Basic and Diluted	3,835,875	3,116,865

The accompanying notes are an integral part of these financial statements

Sigma Labs, Inc. and Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended
	2017	2016

OPERATING ACTIVITIES
Net Loss	$(943,965)	$(470,667)
Adjustments to reconcile Net Income (Loss) to Net Cash used in operating activities:
Noncash Expenses:
Amortization	6,526	5,002
Depreciation	39,623	42,868
Stock Compensation	140,671	71,551
Revaluation of derivative liability and debt discount related to notes payable	(93,206)	-
Note payable original issue discount	24,658	-
Note payable debt discount amortization	56,441	-
Change in assets and liabilities:
Accounts Receivable	130,882	(101,087)
Inventory	(13,732)	(74,057)
Prepaid Assets	7,039	16,622
Accounts Payable	167,845	105,633
Accrued Expenses	36,665	11,107
NET CASH USED IN OPERATING ACTIVITIES	(440,553)	(393,028)

INVESTING ACTIVITIES
Purchase of Furniture and Equipment	(33,000)	(25,430)
Purchase of Intangible Assets	(17,441)	(34,988)
Notes receivable	(500,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(550,441)	(60,418)

FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	5,225,649	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,225,649	-

NET CASH DECREASE FOR PERIOD	4,234,655	(453,446)

CASH AT BEGINNING OF PERIOD	398,391	1,539,809

CASH AT END OF PERIOD	$4,633,046	$1,086,363

Supplemental Disclosure for Cash Flow Information:
Cash paid during the period for:
Interest	$20,114	$-
Income Taxes	$-	$-

Supplemental Schedule of Noncash Investing and Financing Activities:
Issuance of Common Stock for services	$51,408	$-

The accompanying notes are an integral part of these financial statements

SIGMA LABS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

March 31, 2017

NOTE 1 – Summary of Significant Accounting Policies

Nature of Business – On September 13, 2010 Sigma Labs, Inc., formerly named Framewaves, Inc., a Nevada corporation, acquired 100% of the shares of B6 Sigma, Inc. by exchanging 6.67 shares of Framewaves, Inc. restricted common stock for each issued and outstanding share of B6 Sigma, Inc. The acquisition has been accounted for as a “reverse purchase” and, accordingly, the operations of Framewaves, Inc. prior to the date of acquisition have been eliminated. Unless otherwise indicated or the context otherwise requires, the term “B6 Sigma” refers to B6 Sigma, Inc., a Delaware corporation, which, until the short-form merger referenced below, was our wholly-owned, operating company acquired in September 2010; the terms the “Company,” “Sigma,” “we,” “us” and “our” refer to Sigma Labs, Inc., together with B6 Sigma, Inc. Prior to December 29, 2015, we conducted substantially all of our operations through B6 Sigma. On December 29, 2015, we completed a short-form merger of B6 Sigma into Sigma. As a result, B6 Sigma became part of Sigma and no longer exists as a subsidiary.

B6 Sigma, Inc., incorporated February 5, 2010, was founded by a group of scientists, engineers and businessmen to develop and commercialize novel and unique manufacturing and materials technologies. The Company believes that some of these technologies will fundamentally redefine conventional quality assurance and process control practices by embedding them into the manufacturing processes in real time, enabling process intervention and ultimately leading to closed loop process control. The Company anticipates that its core technologies will allow its clientele to combine advanced manufacturing quality assurance and process control protocols with novel materials to achieve breakthrough product potential in many industries including aerospace, defense, oil and gas, bio-medical, and power generation.

Basis of Presentation – The accompanying financial statements have been prepared by the Company in accordance with Article 8 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2017 and 2016 and for the periods then ended have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. The Company suggests these condensed financial statements be read in conjunction with the December 31, 2016 audited financial statements and notes thereto included in the Company’s Form 10-K. The results of operations for the periods ended March 31, 2017 and 2016 are not necessarily indicative of the operating results for the full year.

Reclassification – Certain amounts in prior-period financial statements have been reclassified for comparative purposes to conform to presentation in the current-period financial statements.

Loss Per Share – The computation of loss per share is based on the weighted average number of shares outstanding during the period in accordance with ASC Topic No. 260, “Earnings Per Share.”

Recently Enacted Accounting Standards – The FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants.

Recent Accounting Standards Updates (“ASU”) through ASU No. 2015-01 contain technical corrections to existing guidance or affects guidance to specialized industries or situations. The Company has evaluated recently issued technical pronouncements and has determined that these updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management. Significant accounting estimates that may materially change in the near future are impairment of long-lived assets, values of stock compensation awards and stock equivalents granted as offering costs, and allowance for bad debts and inventory obsolescence.

NOTE 2 – Stockholders’ Equity

Common Stock

Effective March 17, 2016, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-100 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock on March 17, 2016 decreased from 622,969,835 pre-Reverse Stock Split shares to 6,229,710 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 750,000,000 to 7,500,000 shares of common stock. All amounts shown for common stock included in these financial statements are presented post-Reverse Stock Split.

On April 28, 2016, the Company’s Amended and Restated Articles of Incorporation were amended to increase the number of authorized shares of the Company’s common stock from 7,500,000 to 15,000,000 shares of common stock.

Effective February 15, 2017, our Amended and Restated Articles of Incorporation were amended pursuant to a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) filed with the Nevada Secretary of State. The Certificate of Change provided for both a reverse stock split of the outstanding shares of our common stock on a 1-for-2 basis (the “Reverse Stock Split”), and a corresponding decrease in the number of shares of our common stock that we are authorized to issue (the “Share Decrease”).

As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock on February 15, 2017 decreased from 6,307,577 pre-Reverse Stock Split shares to 3,153,801 post-Reverse Stock Split shares (after adjustment for any fractional shares). Pursuant to the Share Decrease, the number of authorized shares of our common stock decreased from 15,000,000 to 7,500,000 shares of common stock, $0.001 par value per share. As of March 31, 2017, the Company had 7,500,000 shares of authorized common stock, $0.001 par value per share.

In January, 2017, the Company issued 20,000 shares of common stock to two directors in equal amounts of 10,000 shares each, valued at $1.72 per share, or $34,404.

In February, 2017, the Company issued 5,232 shares of common stock to a director valued at $3.25 per share, or $17,004.

On February 14, 2017, The NASDAQ Stock Market LLC informed the Company that it had approved the listing of the Company’s common stock The NASDAQ Capital Market, effective as of February 15, 2017. The Company’s common stock ceased trading on the OTCQB on February 15, 2017, and on such date the common stock commenced trading on The NASDAQ Capital Market under the ticker symbol “SGLB”.

As of March 31, 2017 and 2016, there were 4,570,199 and 3,133,789 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value. No shares of preferred stock were issued and outstanding at March 31, 2017 and 2016.

Stock Options

During the quarter ended March 31, 2017, the Company granted a total of 123,750 options to an officer with an eighteen month vesting period. The weighted average period over which total the compensation cost of the options of $278,314 ($162,350 in 2017) will be recognized is 1.5 years. The weighted average exercise price of all outstanding options as of March 31, 2107 is $4.00 and the weighted average fair value of the options on the grant dates was $2.85. The estimated fair value of the options was determined using the Black-Scholes pricing model using the following assumptions:

Expected term:	1.5 - 10 years
Volatility:	67.3 – 139.5%
Dividend yield:	0.00%
Risk-free interest rate:	.79 - 2.32%

Warrants

As of March 31, 2017, the Company had outstanding warrants to purchase a total of 80,000 shares of common stock at an exercise price of $4.13 per share. If not exercised, the warrants to purchase the 80,000 shares will expire on October 17, 2019. In addition, as of March 31, 2017, the Company had outstanding warrants to purchase a total of 1,621,500 shares of common stock at an exercise price of $4.00 per share. If not exercised, the warrants to purchase the 1,621,500 shares will expire on February 21, 2022. The 1,621,500 warrants trade on The NASDAQ Capital Market under the ticker symbol “SGLBW”.

Unit Purchase Option

On February 15, 2017, Sigma Labs, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as underwriter (the “Underwriter”) in connection with a public offering (the “Offering”) of the Company’s securities. Pursuant to the Underwriting Agreement, the Company has granted the Underwriter the right to purchase from the Company 70,500 Units at an exercise price equal to 125% of the public offering price of the Units in the Offering, or $5.1625 per Unit. The Unit Purchase Option has a term of five years and is not redeemable by us. A “Unit” is defined as of one share of the Company’s common stock, par value $0.001 per share and one warrant to purchase one share of the Company’s common stock, par value $0.001 per share, at an exercise price of $4.00 per share.

NOTE 3 – Note Receivable

On March 27, 2017, the Company completed funding a loan in the principal amount of $500,000 to Morf3D, Inc., an Illinois corporation, pursuant to a Secured Convertible Promissory Note dated March 27, 2017 delivered by Morf3D to the Company. The loan bears interest at the rate of 7% per annum, is due and payable in full on March 27, 2018, is secured by certain assets of Morf3D, and is convertible at the Company’s option into 10% of the outstanding shares of the common stock of Morf3D unless Morf3D exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Morf3D to, among other things, lease an EOS M 400 system for Morf3D for Morf3D to expand production for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance and in contemplation of a possible acquisition of or merger with Morf3D.

NOTE 4 – Notes Payable

Effective October 17, 2016, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Investors”) for the private placement by the Company of Secured Convertible Notes in the aggregate principal amount of $1,000,000 (the “Notes”) and warrants (the “Warrants”) to purchase up to 80,000 shares (the “Warrant Shares”) of the Company’s common stock (“Common Stock”) (subject to adjustment in certain circumstances), for aggregate gross proceeds, before expenses, to the Company of $900,000 (the “Financing Transaction”).

The Notes carry a one-time upfront interest charge of a total of $100,000, which is being expensed to interest expense monthly over the 1-year term of the Notes and correspondingly increases in the Notes Payable balance each period. As of March 31, 2017, the Notes Payable balance is $944,772. However, the effective Notes Payable balance is $1 million since that is the amount we would have to pay in order to payoff the note anytime between now and the maturity date of October 17, 2017, in addition to accrued interest and a 15% pre-payment penalty.

The Notes carry an interest rate of 10% per annum, calculated on the basis of a 360-day year, based on the $1 million Notes Payable effective balance. Such interest is payable every three months in cash, or, at the holder’s option, in unrestricted shares of Common Stock, if a registration statement is then in effect for such shares of common stock.

In connection with the Financing Transaction, the Company entered into a Registration Rights Agreement, dated October 17, 2016, with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement related to the Financing Transaction with the Securities and Exchange Commission (“SEC”) covering the resale of (i) the shares of Common Stock that will be issued to the Investors upon conversion of the Notes (the “Conversion Shares”), and (ii) the Warrant Shares that will be issued to the Investors upon exercise of the Warrants.

The Notes are secured by the assets of the Company pursuant to a Security Agreement, dated October 17, 2016, between the Company and the “collateral agent” (as defined in the Notes) for the benefit of itself and each of the Investors.

The Notes are convertible into shares of Common Stock at a conversion price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Notes (subject to adjustment as provided therein). As such, as of March 31, 2017, the conversion price of the Notes was $4.13, which is the final unit price of the Company’s public offering.

Each Warrant has an exercise price equal to the lesser of (i) the final unit price of the Company’s proposed public offering initially filed with the SEC on July 28, 2016, and (ii) 150% of the closing price of the Common Stock as reported by the OTC Markets Group, Inc. on the date of issuance of the Warrants (subject to adjustment as provided therein), which Warrants may be exercised on a cashless basis as provided in the Warrants. As such, as of March 31, 2017, the exercise price of the Warrants was $4.13, which is the final unit price of the Company’s public offering.

NOTE 5 - Continuing Operations

The Company has sustained losses and has negative cash flows from operating activities since its inception. However, the Company has raised significant equity capital and is currently developing new product lines to increase future revenues. On February 21, 2017, the Company closed an underwritten public offering of equity securities resulting in net proceeds of approximately $5.25 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company. As such, the Company believes it has adequate working capital and cash to fund operations through 2017.

NOTE 6 – Loss Per Share

The following data show the amounts used in computing loss per share and the weighted average number of shares of dilutive potential common stock for the periods ended March 31, 2017 and 2016:

	Three Months Ending
	March 31, 2017	March 31, 2016
Loss from continuing
Operations available to
Common stockholders (numerator)	$(943,965)	$(470,667)

Weighted average number of
common shares Outstanding
used in loss per share during
the Period (denominator)	3,835,875	3,116,865

Dilutive loss per share was not presented as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share or its effect is anti-dilutive.

NOTE 7 – Subsequent Events

On May 1, 2017, the Company completed funding a loan in the principal amount of $250,000 to Jaguar Precision Machine, LLC, a New Mexico limited liability company, pursuant to a Secured Convertible Promissory Note dated May 1, 2017 delivered by Jaguar to the Company. The loan bears interest at the rate of 7% per annum, is due and payable in full on May 1, 2018, is secured by certain assets of Jaguar, and is convertible at the Company’s option into 10% of the outstanding shares of the common stock of Jaguar unless Jaguar exercises its right under specified circumstances to repay all principal and accrued interest on the loan. The purpose of the loan is to provide working capital to Jaguar to, among other things, stand up a metallugical laboratory and become ASM9100 certified for contracts related to AM of high-precision aerospace and defense components, in furtherance of our strategic alliance. Sigma will receive from Jaguar priority for use of certain machines and services of Jaguar.

On April 19, 2017, the Company granted a stock option to an officer to purchase up to of 20,000 shares of common stock, at an exercise price equal to $3.27 per share, which was the closing market price of our common stock on April 19, 2017 (i.e., the date of grant), which option is subject to vesting.